INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _______)

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☐	Soliciting material under Rule 14a-12

ABERCROMBIE & FITCH CO.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

May 9, 2006

Dear Fellow Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on Wednesday, June 14, 2006, at our executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. I hope that you will all be able to attend and participate in the Annual Meeting, at which time we will have the opportunity to review the business and operations of our Company.

The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached, and the matters to be acted upon by our stockholders are described in the Notice of Annual Meeting of Stockholders. Our Investor Relations telephone number is (614) 283-6500 should you require assistance in finding the location of the Annual Meeting. Directions to our executive offices may also be found on our website (www.abercrombie.com) under Investor Relations.

It is important that your shares be represented and voted at the Annual Meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed form of proxy. Alternatively, you may vote electronically through the Internet or by telephone in accordance with the instructions on your form of proxy. Your vote is important regardless of the number of shares you own.

Sincerely yours,

Michael S. Jeffries
Chairman and Chief Executive Officer

Abercrombie & Fitch Co.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On June 14, 2006
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
VOTING AT ANNUAL MEETING
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCKHOLDER RETURN GRAPH
EQUITY COMPENSATION PLANS
AUDIT COMMITTEE MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 14, 2006

May 9, 2006

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Abercrombie & Fitch Co. (the “Company”) will be held at the executive offices of the Company located at 6301 Fitch Path, New Albany, Ohio 43054, on Wednesday, June 14, 2006, at 10:00 a.m., local time, for the following purposes:

1.	To elect four directors to serve for terms of three years each.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

3.	To transact any other business which properly comes before the Annual Meeting or any adjournment.

Only stockholders of record, as shown by the transfer books of the Company, at the close of business on April 17, 2006, are entitled to receive notice of and to vote at the Annual Meeting.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY ENSURE YOUR SHARES ARE VOTED AT THE ANNUAL MEETING BY SUBMITTING YOUR INSTRUCTIONS ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY. PLEASE SEE THE PROXY STATEMENT AND FORM OF PROXY FOR DETAILS ABOUT ELECTRONIC VOTING. IF YOU LATER DECIDE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054
(614) 283-6500

PROXY STATEMENT

Dated May 9, 2006

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 14, 2006

This Proxy Statement is being furnished to stockholders of Abercrombie & Fitch Co. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 14, 2006 (the “Annual Meeting”), or any adjournment. The Annual Meeting will be held at 10:00 a.m., local time, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054. This Proxy Statement and the accompanying form of proxy were first sent or given to stockholders on or about May 9, 2006.

A form of proxy for use at the Annual Meeting accompanies this Proxy Statement and is solicited by the Board. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the enclosed form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, stockholders holding shares registered directly with the Company’s transfer agent, National City Bank, may give voting instructions electronically via the Internet or by using the toll-free telephone number stated on the form of proxy. The deadline for these stockholders to transmit voting instructions electronically via the Internet or telephonically is 11:59 p.m., local time in New Albany, Ohio, on June 13, 2006. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ voting instructions have been properly recorded. Stockholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that will be borne by such stockholders.

Stockholders holding shares in “street name” with a broker/dealer, financial institution or other holder of record should review the information provided to them by the holder of record. This information will describe the procedures to be followed in instructing the holder of record how to vote the “street name” shares and how to revoke previously given instructions.

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by giving notice of revocation to the Company in writing, by accessing the Internet site, by using the toll-free number stated on the form of proxy or, if you are a registered stockholder, by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by choosing one of the following options: executing and returning to the Company a later-dated form of proxy; submitting a later-dated vote through the Internet site; using the toll-free telephone number stated on the form of proxy at a later date; or, if you are a registered stockholder, voting at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of your proxy.

The Company will bear the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying form of proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board, other than the Internet access and telephone usage charges mentioned above. Solicitation of proxies may be made by associates of the Company via mail or by telephone, mailgram, facsimile, telegraph, cable or personal contact without further compensation therefor. The Company has retained Georgeson Shareholder Communications Inc., New York, New York, to aid in the solicitation of proxies with respect to shares held by broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for a fee of approximately $5,500 plus expenses. The Company will reimburse its transfer agent, broker/dealers, financial institutions, and other custodians, fiduciaries and nominees for their reasonable costs in sending proxy materials to stockholders.

Our Annual Report to Stockholders for the fiscal year ended January 28, 2006 (the “2005 fiscal year”) is being delivered with this Proxy Statement.

VOTING AT ANNUAL MEETING

The shares entitled to vote at the Annual Meeting consist of shares of the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, with each share entitling the holder of record to one vote. There are no cumulative voting rights in the election of directors. At the close of business on April 17, 2006, the record date for the Annual Meeting, there were 87,957,925 shares of Common Stock outstanding. A quorum for the Annual Meeting is one-third of the outstanding shares of Common Stock.

The results of stockholder voting will be tabulated by the inspectors of election appointed for the Annual Meeting. Shares of Common Stock represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic votes recorded through the Internet or by telephone will be counted toward the establishment of a quorum for the Annual Meeting.

Those shares of Common Stock represented by properly executed proxies, or properly authenticated votes recorded electronically through the Internet or by telephone, that are received prior to the Annual Meeting and not revoked, will be voted as directed by the stockholders. All valid proxies received prior to the Annual Meeting which do not specify how shares of Common Stock should be voted will be voted “FOR” the election of the nominees of the Board listed below under “ELECTION OF DIRECTORS” and “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Under the applicable rules of the New York Stock Exchange (“NYSE”), the election of directors and ratification of the Company’s independent registered public accounting firm are considered “discretionary” items upon which broker/dealers, who hold their clients’ shares of Common Stock in street name, may vote shares in their discretion on behalf of their clients if those clients have not furnished voting instructions within the required time frame before the Annual Meeting.

ELECTION OF DIRECTORS

There are currently ten individuals serving as members of the Board — four in the class whose terms expire at the Annual Meeting, three in the class whose terms expire in 2007 and three in the class whose terms expire in 2008.

Nominees

Four members of the Board will be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office for a three-year term expiring at the Annual Meeting of Stockholders in 2009 or until their successors are elected and qualified. The nominees of the Board for election at the Annual Meeting, each of whom was approved by the Nominating and Board Governance Committee, are identified below. The individuals named as proxies in the form of proxy solicited by the Board intend to vote the shares of Common Stock represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy. If any nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for election as a director, the individuals designated to vote the proxies reserve full discretion to vote the shares of Common Stock represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board upon recommendation by the Nominating and Board Governance Committee. The Board has no reason to believe that any of the nominees of the Board will be unavailable or unable to serve as a director if elected.

The four nominees receiving the greatest number of votes will be elected as directors. Shares of Common Stock as to which the authority to vote is withheld will not be counted toward the election of directors or toward the election of the individual nominees specified on the form of proxy. Proxies may not be voted for more than four nominees.

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each nominee for re-election as a director, as of April 17, 2006, has been furnished to the Company by each nominee.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

James B. Bachmann (63)	Mr. Bachmann retired in 2003 as Managing Partner of the Columbus, Ohio office of Ernst & Young LLP, after serving in various management and audit engagement partner roles in his 36 years with the firm. Mr. Bachmann also serves as a director and Chairman of the audit committee of Lancaster Colony Corporation, with a term expiring in 2006.	2003
Lauren J. Brisky (55)	Ms. Brisky has served as Vice Chancellor for Administration and Chief Financial Officer of Vanderbilt University since June 1999. Ms. Brisky serves as the financial liaison for Vanderbilt University’s Audit, Budget and Executive Committees. She is responsible for Vanderbilt University’s financial management as well as administrative infrastructure which includes such areas as facilities and construction, human resources, information systems and business operations. Ms. Brisky served as Associate Vice Chancellor for Finance at Vanderbilt University from September 1988 to June 1999 and as Associate Vice Chancellor for Finance & Business and Assistant Treasurer for Foundations from July 1984 to September 1988 and Assistant Vice Chancellor for Business from August 1982 to July 1984 at North Carolina State University. Ms. Brisky is an honorary member of the Board of Trustees of Simmons College.	2003
Michael S. Jeffries (61)	Mr. Jeffries currently serves as Chairman of the Company and has done so since May 1998. Mr. Jeffries has been Chief Executive Officer of the Company since February 1992. From February 1992 until May 1998, Mr. Jeffries held the title of President of the Company. Under the terms of the Amended and Restated Employment Agreement between the Company and Mr. Jeffries, the Company is obligated to cause Mr. Jeffries to be nominated as a director during his employment term.	1996
John W. Kessler (70)	Mr. Kessler has been the owner of John W. Kessler Company, a real estate development company, since 1972, and Chairman of The New Albany Company, a real estate development company, since 1988. Mr. Kessler also serves as a director of JPMorgan Chase & Co.	1998

All four of the nominees are directors standing for re-election.

Directors

On June 15, 2005, based upon a recommendation from the Nominating and Board Governance Committee, the Board appointed Daniel J. Brestle to serve as a director of the Company in the class of directors whose terms expire at the 2007 Annual Meeting. Mr. Brestle filled the vacancy on the Board created by the expansion of the Board from ten members to eleven. The vacancy on the Board created by the resignation of Robert S. Singer was not filled, and the Board subsequently reduced the Board from eleven members to ten.

The information set forth in the table below concerning the principal occupation, other affiliations and business experience of each continuing director, as of April 17, 2006, has been furnished to the Company by each director.

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Directors Whose Terms Continue until the 2007 Annual Meeting
Daniel J. Brestle (60)	Mr. Brestle currently serves as the Chief Operating Officer (“COO”) of the Estée Lauder Companies Inc. A veteran of the United States Air Force, Mr. Brestle joined Estée Lauder over 27 years ago, where he began his career in Operations Management. Through a succession of promotions which included President of Prescriptives, Clinique and Estée Lauder, he became Group President in 2001 and COO in 2005. Mr. Brestle is the Vice Chairman of the Board of Directors of the Cosmetic, Toiletry and Fragrance Association and Contributions Chairman for the Look Good...Feel Better program.	2005
John A. Golden (61)	Mr. Golden is President of John A. Golden Associates, Inc., a financial advisory and investment firm, and a retired partner of The Goldman Sachs Group, L.P., an investment banking firm. Mr. Golden also serves as the Chair of the Board of Trustees of Colgate University.	1998
Edward F. Limato (69)	Mr. Limato is President and Vice-Chairman of International Creative Management, Inc. (“ICM”), a talent and literary agency, where he serves as an operating head running the day-to-day aspects of the agency. Mr. Limato originally joined the Ashley Famous Agency, which subsequently became IFA, and then, in 1975, ICM. He worked at ICM until 1978, and then was a senior executive at the William Morris Agency before re-joining ICM in 1988. He currently represents numerous actors and directors, as well as artists in theater, music and publishing. Mr. Limato is also on the Board of Directors for the Motion Picture and Television Fund, The Los Angeles Conservancy, and the American Cinematheque.	2003

		Director
Name (Age)	Business Experience During Past 5 Years and Other Information	Since

Directors Whose Terms Continue until the 2008 Annual Meeting
Russell M. Gertmenian (58)	Mr. Gertmenian has been a partner with Vorys, Sater, Seymour and Pease LLP since 1979 and currently serves as Chairman of the firm’s Executive Committee. Mr. Gertmenian also serves as a director of AirNet Systems, Inc.	1999
Archie M. Griffin (51)	Mr. Griffin has been the President and Chief Executive Officer of The Ohio State University Alumni Association, Inc. since January 2004. Prior thereto, he served as the Associate Director of Athletics at The Ohio State University, Columbus, Ohio, from 1994 to 2003, after serving more than nine years in various positions within the Athletic and Employment Services Departments at The Ohio State University. Mr. Griffin also serves as a director of Motorists Mutual Insurance Group and is a member of the governing committee for The Columbus Foundation.	2000
Allan A. Tuttle (66)	Mr. Tuttle served as a General Counsel of Gucci Group N.V., a multi-brand luxury goods company, from January 1997 until his retirement in May 2004. Before joining the Gucci Group N.V., Mr. Tuttle maintained a litigation practice with Patton Boggs LLP, where he remains an inactive partner. Prior to joining Patton Boggs LLP in 1977, Mr. Tuttle served as Assistant US Attorney, as Assistant to the Solicitor General of the United States and as Solicitor for the Federal Power Commission. Mr. Tuttle also serves as Chairman of the Managing Board of the Strategic Steel Stichting, a Dutch foundation indirectly holding a majority of the shares of Defasco Inc.	2005

The Board has reviewed, considered and discussed each director’s relationships, either directly or indirectly, with the Company and its subsidiaries and the compensation each director receives, directly or indirectly, from the Company and its subsidiaries in order to determine whether such director meets the independence requirements of the applicable sections of the NYSE Listed Company Manual (the “NYSE Rules”) and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC Rules”). The Board has determined that at least a majority of the directors qualify as independent under the NYSE Rules. The Board has determined that each of James B. Bachmann, Daniel J. Brestle, Lauren J. Brisky, John A. Golden, Archie M. Griffin, John W. Kessler, Edward F. Limato and Allan A. Tuttle has no relationship with the Company either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship, that would be inconsistent with a determination of independence under the SEC Rules or the NYSE Rules. The Board specifically considered a number of circumstances in the course of reaching this conclusion, including the fact that (a) Mr. Kessler has a son-in-law who is employed by the Company in a non-executive officer position and who receives in excess of $200,000 per year in compensation from the Company, (b) Mr. Kessler’s son-in-law is on the Board of Trustees of the Children’s Hospital Foundation of the Columbus Children’s Hospital, and the Company has

pledged a conditional donation of $1 million a year for the next ten years to the Columbus Children’s Hospital (a wing of which will bear the name of the Company), (c) Messrs. Bachmann, Griffin and Kessler are affiliated with certain charitable organizations to which the Company made contributions during the 2005 fiscal year (in no case in excess of $200,000) and (d) Mr. Bachmann is a former partner of Ernst & Young LLP, a firm engaged by the Company from time to time to perform non-audit services and to which the Company paid fees during the 2005 fiscal year not in excess of $750,000. Mr. Jeffries does not qualify as independent because he is an executive officer of the Company. Mr. Gertmenian does not qualify as independent because he is a partner of a law firm that has performed services and will continue to perform services for the Company.

There are no family relationships among any of the directors, nominees for election as directors and executive officers of the Company.

Please see the Company’s Annual Report on Form 10-K for information about the Company’s executive officers.

Meetings of and Communications with the Board

The Board held thirteen meetings during the 2005 fiscal year. All of the incumbent directors attended 75% or more of the aggregate of the total number of meetings of the Board and of committees of the Board on which they served held during the period they served.

Although the Company does not have a formal policy requiring members of the Board to attend annual meetings of the stockholders, the Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All of the current directors except Mr. Brestle (who was not a director at the time of the meeting) attended the Company’s last annual meeting of stockholders held on June 15, 2005.

In accordance with the Company’s Corporate Governance Guidelines and applicable NYSE Rules, the non-management directors of the Company will meet (without management present) at regularly scheduled executive sessions at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session will be chaired by one of the non-management directors, as determined prior to or at the beginning of each executive session by the non-management directors. In addition, at least once a year, the independent directors of the Company will meet in executive session. The foregoing meeting guidelines were met during the 2005 fiscal year.

The Board believes it is important for stockholders and other interested parties to have a process to send communications to the Board and its individual members. Accordingly, stockholders and other interested parties who wish to communicate with the Board, the non-management directors as a group or a particular director may do so by sending a letter to such individual or individuals, in care of the Company, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder/Interested Party — Non-Management Director Communication,” “Stockholder/Interested Party — Board Communication” or “Stockholder/Interested Party — Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from stockholders or other interested parties.

Committees of the Board

The Board has four standing committees — the Compensation Committee, the Executive Committee, the Audit Committee and the Nominating and Board Governance Committee. The Board also currently has two special committees — a Special Committee on Corporate Governance and a Special Litigation Committee. See “Compensation of Directors” and “Certain Legal Proceedings” for information on these special committees.

Compensation Committee

The Compensation Committee is comprised of Daniel J. Brestle (Chair), Edward F. Limato and John W. Kessler. The Board has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Rules. The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board on April 8, 2004, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investor Relations” page. The Compensation Committee periodically reviews and assesses the adequacy of its charter in consultation with the Nominating and Board Governance Committee and will recommend changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Compensation Committee’s charter sets forth the duties and responsibilities of the Compensation Committee, which include: (a) reviewing and approving the general compensation policy applicable to the Chief Executive Officer and other officers of the Company identified in Rule 16a-1(f) under the Exchange Act (the “Section 16 Officers”); (b) determining the methods and criteria for review and evaluation of the performance of the Company’s Section 16 Officers, including the corporate goals and objectives relevant to their respective compensation; (c) evaluating the performance of the Company’s Section 16 Officers in light of the approved corporate goals and objectives and determining and approving the compensation of each Section 16 Officer based on such evaluation; (d) evaluating existing, and, if directed by the Board, negotiating and approving proposed, employment contracts or severance arrangement between the Company and its Section 16 Officers; (e) administering, reviewing and making recommendations to the Board regarding the Company’s incentive-compensation plans, equity-based plans and other plans in accordance with applicable laws, rules and regulations; (f) reviewing and approving the compensation for the Company’s non-associate directors; and (g) preparing an annual report on executive compensation for inclusion in the Company’s proxy statement.

The Compensation Committee held fourteen meetings during the 2005 fiscal year. The Compensation Committee’s report on executive compensation for the 2005 fiscal year begins on page 27.

Executive Committee

The Executive Committee is comprised of Michael S. Jeffries (Chair), Russell M. Gertmenian and John A. Golden. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board, all of the powers and authority granted to the Board. The Executive Committee held one meeting and took one action in writing during the 2005 fiscal year.

Audit Committee

The Audit Committee is comprised of James B. Bachmann (Chair), Lauren J. Brisky, John A. Golden and Allan A. Tuttle. The Board has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Rules and under SEC Rule 10A-3. The Board has also determined that each of the members of the audit committee are “financially literate” under the applicable NYSE Rules and that each of James B. Bachmann, Lauren J. Brisky and John A. Golden qualifies as an “audit committee financial expert” under SEC Rules by virtue of their experience described above. The Board believes that each member of its Audit Committee is highly qualified to discharge his or her duties on behalf of the Company and its subsidiaries.

The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board on April 8, 2004, a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investor Relations” page. At least annually, the Audit Committee, in consultation with the Nominating and Board Governance Committee, reviews and reassesses the adequacy of its charter and recommends any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The Audit Committee’s duties and responsibilities are set forth in its charter. The primary functions of the Audit Committee are to assist the Board in its oversight of: (a) the integrity of the Company’s financial statements and effectiveness of the Company’s systems of internal accounting and financial controls; (b) the Company’s compliance with legal and regulatory requirements; (c) the qualifications and independence of the Company’s independent registered public accounting firm; and (d) the performance of the Company’s internal auditors and independent registered public accounting firm. The Audit Committee’s specific responsibilities include: (a) reviewing the Company’s accounting procedures and policies; (b) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (c) reviewing the independence, qualifications and performance of the Company’s independent registered public accounting firm; (d) selecting, appointing and retaining the Company’s independent registered public accounting firm for each fiscal year and determining the terms of engagement; (e) reviewing and approving in advance all audit and all permitted non-audit services; (f) setting hiring policies for employees or former employees of the independent registered public accounting firm; (g) preparing an annual report for inclusion in the Company’s proxy statement; and (h) other matters required by applicable SEC Rules and NYSE Rules.

The Audit Committee held twelve meetings during the 2005 fiscal year. The Audit Committee’s report relating to the 2005 fiscal year begins on page 36.

Nominating and Board Governance Committee

The Nominating and Board Governance Committee is comprised of John A. Golden (Chair), Archie M. Griffin and John W. Kessler. The Board has determined that each current member of the Nominating and Board Governance Committee qualifies as an independent director under the applicable NYSE Rules. The Nominating and Board Governance Committee is organized and conducts its business pursuant to a written charter adopted by the Board on April 8, 2004 (as revised April 19, 2005), a copy of which is posted on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investor Relations” page. The Nominating and Board Governance Committee will periodically review and reassess the adequacy of its charter and recommend any proposed changes to the full Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices.

The purpose of the Nominating and Board Governance Committee is to provide oversight on a broad range of issues surrounding the composition and operation of the Board. The primary responsibilities of the Nominating and Board Governance Committee include: (a) establishing and articulating the qualifications, desired background and selection criteria for members of the Board; (b) developing a policy with regard to the consideration of candidates for election or appointment to the Board recommended by stockholders of the Company and procedures to be followed by stockholders in submitting such recommendations; (c) making recommendations to the full Board concerning all nominees for Board membership, including the re-election of existing Board members and the filling of any vacancies; (d) evaluating and making recommendations to the full Board concerning the number and responsibilities of Board committees and committee assignments; (e) periodically reviewing and making recommendations to the Compensation Committee regarding director compensation and stock ownership; (f) developing, recommending, and periodically reviewing a set of written corporate governance principles applicable to the Company in accordance with the applicable NYSE Rules; and (g) overseeing the evaluation of the Board and management.

The Nominating and Board Governance Committee held five meetings during the 2005 fiscal year.

Nominating Procedures

As described above, the Company has a standing Nominating and Board Governance Committee that has responsibility for providing oversight on a broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Board Governance Committee evaluates the entirety of each candidate’s credentials and does not have specific eligibility requirements or minimum qualifications that must be met by a Nominating and Board Governance Committee-recommended nominee. The Nominating and Board Governance Committee considers those factors it considers appropriate, including judgment, skill, diversity, strength of character, experience with businesses and organizations of comparable size or scope, experience as an executive of or adviser to public and private companies, experience and skill relative to other Board members, specialized knowledge or experience, and the desirability of the candidate’s membership on the Board and any committees of the Board. Depending on the current needs of the Board, the Nominating and Board Governance Committee may weigh certain factors more or less heavily. The Nominating and Board Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.

The Nominating and Board Governance Committee considers candidates for the Board from any reasonable source, including stockholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its charter, the Nominating and Board Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. The Company retained Heidrick & Struggles during the 2005 fiscal year to assist it in its search for independent directors.

Stockholders may recommend director candidates for consideration by the Nominating and Board Governance Committee by giving written notice of the recommendation to the Chair of the Nominating and Board Governance Committee, in care of the Company, to the Company’s executive offices at 6301 Fitch Path, New Albany, Ohio 43054. The recommendation should include the candidate’s name, age, business address, residence address and principal occupation. The recommendation should also describe the qualifications, attributes, skills or other qualities possessed by the recommended director candidate. A written statement from the candidate consenting to serve as a director, if elected, should accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Board Governance Committee, selects nominees for election as directors at each annual meeting of stockholders. In addition, stockholders wishing to nominate directors for election may do so provided they comply with the nomination procedures set forth in the Company’s Amended and Restated Bylaws. Each stockholder nomination must be delivered in person or mailed by United States certified mail to the Secretary of the Company and received not less than 120 days nor more than 150 days before the first anniversary date of the Company’s proxy statement in connection with the last annual meeting of stockholders, which, for purposes of the Company’s 2007 Annual Meeting of Stockholders, means no later than January 9, 2007 nor earlier than December 10, 2006. The Secretary of the Company will deliver any stockholder nominations received in a timely manner for review by the Nominating and Board Governance Committee. Each stockholder nomination must contain the following information: (a) the name and address of the nominating stockholder; (b) the name, age, business address and, if known, residence address of the nominee; (c) the principal occupation or employment of the nominee; (d) the class and number of shares of the Company beneficially owned by the nominating stockholder and the nominee; (e) a representation that the nominating stockholder intends to appear at the meeting in person or by proxy to submit the nomination; (f) any other information concerning the nominee that must be disclosed of nominees in proxy solicitations under applicable SEC Rules; and (g) a description of any arrangement or understanding between the nominating stockholder and the nominee or any other person providing for the nomination. Each nomination must be accompanied by the written consent of the proposed nominee to be named in the proxy statement and to serve if elected. No person may be elected as a director unless he or she has been nominated by a stockholder in the manner just described or by the Board or a committee of the Board.

Compensation of Directors

Associates and officers who are directors receive no additional compensation for services rendered as directors. The Board, upon the recommendation of the Compensation Committee, adopted a new compensation structure for directors who were not associates of the Company or its subsidiaries (“non-associate directors”), approving the following changes effective August 1, 2005:

•	Elimination of Board meeting fees in favor of an increased annual retainer of $55,000 (to be paid quarterly in arrears) for each director.

•	Elimination of committee meeting fees in favor of an increased annual retainer (to be paid quarterly in arrears) for each committee Chair and member of $25,000 and $12,500, respectively, other than (a) the Chair and members of the Audit Committee who will each receive $40,000 and $25,000, respectively, and (b) the members of the Executive Committee who will each receive $7,500.

•	Elimination of semi-annual stock option awards (each an option to purchase 2,500 shares of Company stock upon vesting) and annual awards of restricted stock units (each unit representing the right to receive one share of Company stock upon vesting, and each award having a fixed dollar value of $60,000 on the date of grant) under the 2003 Stock Plan for Non-Associate Directors (“2003 Director Stock Plan”) in favor of an increased annual award of restricted stock units with a fixed number of underlying shares (3,000 shares, subject to adjustment as set forth below) pursuant to the 2005 Long-Term Incentive Plan (the “2005 LTIP”).

•	Restricted stock units will be granted annually at the annual meeting of shareholders.

•	The maximum value on the date of grant will be $300,000 (i.e., should the stock price on the grant date exceed $100 per share, number of restricted stock units granted will be automatically scaled back to provide a grant date value of $300,000).

•	The minimum value on the date of grant will be $120,000 (i.e., should the stock price on the grant date be lower than $40 per share, the number of restricted stock units granted will be automatically increased to provide a minimum grant date value of $120,000).

•	Restricted stock units will vest on the later of (i) the first anniversary of the grant date or (ii) the first “open window” trading date following the first anniversary of the grant date, subject to earlier vesting in the event of the director’s death or total disability and upon a change of control of the Company.

•	A one-time transition grant was made to each non-associate director of 2,394 restricted stock units under the 2005 LTIP in light of the changes in their compensation structure. No future stock option grants will be made and the next restricted stock unit award to non-associate directors will be granted at the Annual Meeting.

Non-associate directors are also reimbursed for their expenses for attending Board and committee meetings and receive the discount on purchases of the Company’s merchandise extended to all employees.

Prior to August 1, 2005, non-associate directors received quarterly retainers of $8,750 (increased by $5,000 for each committee chair held), plus a fee of $2,000 for each Board or Board committee meeting attended (including telephonic meetings). Non-associate directors also hold vested stock options previously granted to them under the 2003 Director Stock Plan and the 1996 Stock Plan for Non-Associate Directors (1998 Restatement), as amended (the “1998 Director Stock Plan”), each of which has an exercise price equal to the fair market value of Common Stock as of the date of grant and is exercisable until the earlier of: (a) the tenth anniversary of the grant date; or (b) one year after the non-associate director ceases to be a member of the Board.

The Company has maintained the Directors’ Deferred Compensation Plan since October 1, 1998. The Directors’ Deferred Compensation Plan was amended and restated May 22, 2003. Voluntary participation in the Directors’ Deferred Compensation Plan enables a non-associate director of the Company to defer all or a part of his or her quarterly retainers, meeting fees and stock-based incentives (including options, restricted shares of Common Stock and stock units relating to shares of Common Stock), including federal income tax thereon. The deferred compensation is credited to a bookkeeping account where it is converted into a share equivalent. Stock-based incentives deferred pursuant to the Directors’ Deferred Compensation Plan are credited as shares of Common Stock. Amounts otherwise payable in cash are converted into a share equivalent based on the fair market value of the Company’s Common Stock on the date the amount is credited to a non-associate director’s bookkeeping account. Cash dividends will be credited on the shares of Common Stock credited to a non-associate director’s bookkeeping account and converted into a share equivalent. Each non-associate director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) will be to receive distribution of the amount in the non-associate director’s bookkeeping account in accordance with the terms of the Directors’ Deferred Compensation Plan. Distribution of the deferred amount is made in the form of a single lump sum transfer of the whole shares of Common Stock represented by the share equivalent in the non-associate director’s bookkeeping account (plus cash representing the value of fractional shares) or annual installments in accordance with the election made by the non-associate director. Shares of Common Stock will be distributed under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts on or after May 22, 2003 and under the 1998 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts prior to May 22, 2003.

Special Committees

In connection with In re Abercrombie & Fitch Co. Shareholder Derivative Litigation., C.A. No. 1077 regarding Mr. Jeffries’ compensation, the Board formed a special committee of independent directors (consisting of James B. Bachmann (as Chair), Lauren J. Brisky and Edward F. Limato) to determine what action to take with respect to such litigation. The Board approved the following compensation to the members of such committee for their services in this matter beginning December 9, 2004: a three-month retainer of $45,000 per member; an additional Chairman retainer of $15,000 for the initial three-month period; and, as necessary, an additional retainer for services beyond the initial three-month period pursuant to which one additional month’s retainer of $15,000 was paid to each member. Such compensation ceased to be paid as of April 15, 2005 upon settlement of the litigation (the “Settlement”). See “Certain Legal Proceedings” for more information on the litigation and the Settlement.

In accordance with the terms of the Settlement, the Board formed a Special Committee on Corporate Governance (consisting of Lauren J. Brisky (as Chair), James B. Bachmann and Allan A. Tuttle, each an independent director) for the purpose of conducting a full review of the Company’s corporate governance practices and procedures. The Board approved the following compensation to the members of such committee for their services in this matter effective June 15, 2005 until August 1, 2005: a per-meeting retainer of $2,000 for the committee members and an annual Chair retainer of $20,000. Effective August 1, 2005, the Board approved the following changes to the compensation structure for such committee: an annual retainer of $12,500 for the committee members and an annual Chair retainer of $25,000. The retainers will continue for as long as such committee exists.

In addition, in connection with a series of shareholder derivative actions regarding alleged breaches of fiduciary duty by present and former directors of the Company, the Board formed a Special Litigation Committee of independent directors (consisting of Allan A. Tuttle (as Chair) and Daniel J. Brestle) to determine what action to take with respect to such litigation. The Board also approved the following compensation to the members of such committee for their services in this matter beginning October 10, 2005: a monthly retainer of $15,000 for the committee member and a monthly Chair retainer of $20,000. The monthly retainers will continue for as long as such committee exists. See “Certain Legal Proceedings” for more information on the shareholder derivative actions.

Corporate Governance Guidelines

In accordance with applicable NYSE Rules, the Board has adopted the Abercrombie & Fitch Co. Corporate Governance Guidelines to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Board Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investor Relations” page.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted the Abercrombie & Fitch Co. Code of Business Conduct and Ethics which is available on the “Corporate Governance” page of the Company’s website at www.abercrombie.com, accessible through the “Investor Relations” page.

Compensation Committee Interlocks and Insider Participation

John W. Kessler serves as a member of the Compensation Committee. His son-in-law is employed by the Company in a non-executive officer position and during the 2005 fiscal year Mr. Kessler’s son-in-law received compensation in excess of $200,000.

Certain Relationships and Related Transactions

Mr. Gertmenian, a Director of the Company, is a partner with Vorys, Sater, Seymour and Pease LLP. Vorys, Sater, Seymour and Pease LLP rendered legal services to the Company during the 2005 fiscal year and continues to do so.

Pursuant to the indemnification provisions contained in the Company’s Bylaws, the Company is paying the legal fees incurred by current and former executive officers and directors in connection with the lawsuits against the Company, the derivative lawsuits on behalf of the Company and the investigation by the Securities and Exchange Commission described in the Company’s 2005 Annual Report on Form 10-K, including the lawsuits referred to in “Certain Legal Proceedings”. During the 2005 fiscal year, the Company advanced approximately $800,000 for such fees on behalf of such current and former executive officers and directors. Each such executive officer and director has undertaken to repay to the Company any expenses advanced by the Company should it be ultimately determined that the executive officer or director was not entitled to indemnification by the Company.

Certain Legal Proceedings

In February 2005, two substantially similar actions were filed in the Court of Chancery of the State of Delaware by stockholders of the Company, naming the Company as a nominal defendant and ten of the Company’s current and former directors as defendants, challenging the compensation received by the Company’s Chief Executive Officer, Michael S. Jeffries. The complaints alleged, among other things, that the Board and the members of the Compensation Committee of the Board breached their fiduciary duties in granting stock options and an increase in cash compensation to Mr. Jeffries in February 2002 and in approving Mr. Jeffries’ previous employment agreement in January 2003 (which has since been amended as described in “EXECUTIVE COMPENSATION — Employment and Separation Agreements”). The complaints further asserted that the Company’s disclosures with respect to Mr. Jeffries’ compensation were deficient. The complaints sought, among other things, to rescind the purportedly wrongful compensation and to set aside the Mr. Jeffries’ employment agreement. The actions were consolidated under the caption, In re Abercrombie & Fitch Co. Shareholder Derivative Litigation, C.A. No. 1077. This litigation was settled pursuant to a settlement agreement dated April 8, 2005, approved by the Court of Chancery of the State of Delaware on June 14, 2005 (the “Settlement Agreement”).

In September 2005, a derivative action, styled The Booth Family Trust v. Michael S. Jeffries, et al., was filed in the United States District Court for the Southern District of Ohio, naming the Company as a nominal defendant and nine of the Company’s present and former directors as defendants, seeking to assert claims for unspecified damages against the directors for various alleged breaches of fiduciary duty. In the following three months (October, November and December of 2005), four similar derivative actions were filed (three in the United States District Court for the Southern District of Ohio and one in the Court of Common Pleas for Franklin County, Ohio) against nine of the Company’s present and former directors alleging various breaches of the directors’ fiduciary duty and seeking equitable and monetary relief. The Company is also a nominal defendant in each of the four later derivative actions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table furnishes, as of April 1, 2006, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company (other than Mr. Jeffries whose beneficial ownership is described in the next table), the name and address of such owner, the number of shares of Common Stock beneficially owned (as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares.

	Number of Shares
	of Common Stock	Percent of
Name and Address of Beneficial Owner	Beneficially Owned(1)	Class(2)

Wellington Management Company, LLP	7,644,235	8.69%
75 State Street Boston, Massachusetts 02109
FMR Corp.	5,181,133 (3)	5.89%
Edward C. Johnson III 82 Devonshire Street Boston, MA 02109
Columbia Wanger Asset Management, L.P.	4,800,400	5.46%
WAM Acquisition GP, Inc. 227 West Monroe Street Chicago, IL 60606
Maverick Capital, Ltd.	4,582,800 (4)	5.21%
Maverick Capital Management, LLC 300 Crescent Court, 18th Floor Dallas, TX 75201
Mr. Lee S. Ainslie III
767 Fifth Avenue, 11th Floor New York, NY 10153

(1)	Based on information contained in reports on Form 13G filed by the beneficial owners with the Securities and Exchange Commission, containing information as of December 30 and December 31, 2005.

(2)	The percent of class is based on 87,958,588 shares of Common Stock outstanding on April 1, 2006.

(3)	Of the shares listed in the table, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp., beneficially owns 4,895,600 shares of the Company’s Class A Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. FMR Corp. and Mr. Johnson, Chairman of FMR Corp., share investment power over these shares.

(4)	Maverick Capital, Ltd. beneficially owns all of the shares listed in the table as a result of acting as a registered investment adviser. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Mr. Ainslie is a manager of Maverick Capital Management, LLC and is granted sole investment discretion pursuant to Maverick Capital Management, LLC’s regulations.

The following table furnishes the number of shares of Common Stock of the Company beneficially owned (as determined under Rule 13d-3 under the Exchange Act) by each of the current directors, director nominees and named executive officers, and by all directors, director nominees and executive officers as a group, as of April 1, 2006.

	Number of Shares
	of Common Stock
	Beneficially Owned(1)	Percent of Class(2)

James B. Bachmann(3)	7,212	*
Daniel J. Brestle	—	*
Lauren J. Brisky(3)	11,077	*
Diane Chang(3)	72,001	*
Russell M. Gertmenian(3)(4)	68,112	*
John A. Golden(3)(4)	130,631	*
Archie M. Griffin(3)(4)	33,577	*
Leslee K. Herro (O’Neill)(3)	79,633	*
Michael S. Jeffries(3)(5)	6,702,619	7.11%
John W. Kessler(3)(4)	58,516	*
Edward F. Limato(3)	22,577	*
John W. Lough(3)	16,590	*
Thomas D. Mendenhall(3)	20,636	*
Robert S. Singer(3)(6)	77,127	*
Allan A. Tuttle	—	*
Directors, Director Nominees and Executive Officers as a Group (17 persons)(3)(4)(5)	7,302,528	7.71%

*	Less than 1%.

(1)	Unless otherwise indicated, each individual has voting and dispositive power over the listed shares of Common Stock and such voting and dispositive power is exercised solely by the named individual or shared with a spouse.

(2)	The percent of class is based upon the sum of 87,958,588 shares of Common Stock outstanding on April 1, 2006 and the number of shares of Common Stock, if any, as to which the named individual has the right to acquire beneficial ownership by May 31, 2006, either through the vesting of restricted shares or stock units or upon the exercise of options which are currently exercisable or will become exercisable by May 31, 2006.

(3)	Includes the following number of shares of Common Stock issuable by May 31, 2006 upon vesting of restricted shares or the exercise of outstanding options which are currently exercisable or will become exercisable by May 31, 2006: Mr. Bachmann, 5,000 shares; Ms. Brisky, 7,500 shares; Ms. Chang, 39,629 shares; Mr. Gertmenian, 64,000 shares; Mr. Golden, 72,000 shares; Mr. Griffin, 30,000 shares; Ms. Herro (O’Neill), 55,981 shares; Mr. Jeffries, 6,352,457 shares; Mr. Kessler, 53,500 shares; Mr. Limato, 10,000 shares; Mr. Lough, 12,500 shares; Mr. Mendenhall, 18,750 shares; and Mr. Singer 66,000 shares; and all directors, director nominees and executive officers as a group 6,787,317 shares.

Does not include any unvested restricted shares or stock units or any unvested stock options held by directors or executive officers (other than those specified in this footnote).

(4)	Does not include the following number of shares of Common Stock credited to the bookkeeping accounts of the following directors under the Directors’ Deferred Compensation Plan: Mr. Gertmenian, 10,353 shares; Mr. Golden, 4,466 shares; Mr. Griffin, 4,158 shares; and Mr. Kessler, 5,060 shares; and all directors and director nominees as a group, 24,037 shares. While the directors have an economic interest in these shares, each director’s only right with respect to his or her bookkeeping account (and the amounts allocated thereto) is to receive a distribution of shares of Common Stock equal to the number credited to his or her bookkeeping account in accordance with the terms of the Directors’ Deferred Compensation Plan.

(5)	Does not include 1,000,000 shares of Common Stock subject to the career share award granted to Mr. Jeffries under the terms of the Jeffries Agreement, which is described in “EXECUTIVE COMPENSATION — Employment and Separation Agreements.”

(6)	Mr. Singer began his employment with the Company on May 17, 2004 and terminated his employment on August 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

To the Company’s knowledge, based solely on a review of the forms furnished to the Company and written representations that no other forms were required, during the 2005 fiscal year, all directors, officers and beneficial owners of greater than 10% of the outstanding shares of Common Stock timely filed reports required by Section 16(a) of the Exchange Act except Leslee K. Herro (O’Neill) filed two late Forms 4 (reporting one transaction each), Russell M. Gertmenian filed one late Form 4 (reporting one transaction), John W. Kessler filed one late Form 4 (reporting one transaction), Diane Chang filed one late Form 4 (reporting one transaction), and Robert S. Singer filed one late Form 4 (reporting one transaction).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information for the last three fiscal years of the Company concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer during fiscal year 2005, (ii) our four most highly compensated executive officers who were serving as executive officers as of the last day of fiscal year 2005 and (iii) one former executive officer who would have been included except that he was no longer an officer as of the last day of fiscal year 2005 (the “named executive officers”).

						Long-Term Compensation
		Annual Compensation				Awards
				Other			Shares
				Annual		Restricted	Underlying	All Other
Name and Principal Position	Fiscal			Compen-		Stock	Options	Compen-
During 2005 Fiscal Year	Year	Salary ($)	Bonus ($)(1)	sation ($)		Awards ($)(2)	Granted (#)	sation ($)

Michael S. Jeffries	2005	$1,200,000	$2,880,000	$319,101	(3)	$—	—	$655,052	(4)
Chairman and Chief	2004	$1,200,000	$2,880,000	$361,247	(3)	$—	—	$569,436	(4)
Executive Officer	2003	$1,200,000	$673,920	$485,500	(3)	$—	91,122	$526,164	(4)
Diane Chang	2005	$773,077	$1,162,500	$—	(5)	$2,321,796	18,500	$254,934	(4)
Executive Vice President —	2004	$721,154	$900,000	$—	(5)	$2,006,000	—	$179,533	(4)
Sourcing	2003	$596,154	$140,400	$—	(5)	$79,466	3,224	$134,557	(4)
Leslee K. Herro (O’Neill)	2005	$748,497	$1,162,500	$—	(5)	$2,321,796	18,500	$266,222	(4)
Executive Vice President —	2004	$721,154	$1,125,000	$—	(5)	$2,006,000	—	$208,351	(4)
Planning and Allocation	2003	$596,154	$168,480	$—	(5)	$79,466	2,424	$153,191	(4)
John W. Lough(6)	2005	$477,885	$550,000	$—	(5)	$1,380,433	10,000	$132,365	(4)
Executive Vice President —	2004	$—	$—	$—		$—	—	$—
Distribution Center Logistics	2003	$—	$—	$—		$—	—	$—
Thomas D. Mendenhall(7)	2005	$732,308	$735,000	$64,179	(8)	$512,864	—	$93,093	(4)
Senior Vice President and General	2004	$53,846	$50,000	$—	(5)	$999,547	75,000	$—
Manager — Abercrombie & Fitch	2003	$—	$—	$—		$—	—	$—
and abercrombie
Robert S. Singer(9)	2005	$554,115	$760,000	$565,889	(10)	$3,930,400	56,000	$6,148,393	(4)
Former President and	2004	$630,423	$1,455,296	$505,261	(10)	$1,939,881	150,000	$29,072	(4)
Chief Operating Officer	2003	$—	$—	$—		$—	—	$—

(1)	Represents for each fiscal year, the aggregate of the performance-based incentive cash compensation for the Spring and Fall selling seasons for each individual. For each of Mr. Singer and Mr. Mendenhall, also includes the sign-on bonus paid by the Company on May 17, 2004 and November 29, 2004, respectively, in connection with his becoming an executive officer of the Company ($100,000 and $50,000, respectively).

(2)	Represents, for each individual, grants of restricted shares of Common Stock for the specified fiscal year either as a result of the Company’s business performance under the Company’s short-term incentive program; the individual’s annual review under the Company’s long-term incentive program or, in the case of Messrs. Mendenhall and Singer, joining the Company. The dollar amounts reflected in this table are based on the fair market value (closing price) of the Company’s Common Stock on the date on which the grants were made. The holder of an award of restricted shares is entitled to receive shares of Common Stock only upon vesting of such award and therefore dividends will not be paid or accrue and no voting rights will exist with respect to such restricted shares until they vest. In the event of death or disability of the holder or upon a change of control of the Company, all restricted shares immediately vest.

The following table sets forth information relating to grants of restricted shares of Common Stock made during the last three fiscal years.

		Grant Date
		Common Stock
	Recipients (Number of	Market Value
Date of Grant	Restricted Shares)	Per Share	Vesting Schedule(a)

2/17/2006	Ms. Chang (7,200) Ms. Herro (O’Neill) (7,200) Mr. Lough (7,200) Mr. Mendenhall (4,800)	$67.38	Awards vested 10% on grant date and will vest 20%, 30% and 40% on first, second and third anniversaries of grant date, respectively.
8/19/2005	Ms. Chang (4,800) Ms. Herro (O’Neill) (4,800) Mr. Lough (554) Mr. Mendenhall (3,200) Mr. Singer (12,000)(b)	$59.20	Awards vested 10% on grant date and will vest 20%, 30% and 40% on first, second and third anniversaries of grant date, respectively.
3/11/2005	Ms. Chang (27,000) Ms. Herro (O’Neill) (27,000) Mr. Lough (15,000) Mr. Singer (56,000)(b)	$57.50	Awards vested 25% on first anniversary and will vest 25% on second, third and fourth anniversaries of grant date, respectively.
2/15/2005	Ms. Chang (12,000) Ms. Herro (O’Neill) (12,000) Mr. Singer (23,077)(b) Mr. Mendenhall (1,662)	$54.30	Awards vested 10% on grant date and 20% on first anniversary of grant date, and will vest 30% and 40% on second and third anniversaries of grant date, respectively.
11/29/2004	Mr. Mendenhall (15,000)	$60.62	Award vested 10% on grant date and 20% on first anniversary of grant date, and will vest 30% and 40% on second and third anniversaries of grant date, respectively.
5/17/2004	Mr. Singer (20,000)(b)	$34.34	Award became fully vested on August 31, 2005. (b)
3/29/2004	Ms. Chang (40,000) Ms. Herro (O’Neill) (40,000)	$33.86	Awards vested 25% on first and second anniversaries of grant date, respectively, and will vest 25% on third and fourth anniversaries of grant date, respectively.

		Grant Date
		Common Stock
	Recipients (Number of	Market Value
Date of Grant	Restricted Shares)	Per Share	Vesting Schedule(a)

3/16/2004	Mr. Lough (15,000)	$30.70	Awards vested 25% on first and second anniversaries of grant date, respectively, and will vest 25% on third and fourth anniversaries of grant date, respectively.
2/13/2004	Ms. Chang (2,808) Ms. Herro (O’Neill) (2,808)	$28.30	Awards vested 10% on grant date, 20% and 30% on first and second anniversaries of grant date, respectively, and will vest 40% on third anniversary of grant date.

(a)	Vesting is subject to the holder’s continued employment with the Company on each scheduled vesting date.

(b)	Under the terms of Mr. Singer’s Separation Agreement (discussed below in “Employment and Separation Agreements”), all of Mr. Singer’s outstanding restricted shares became fully vested as of August 31, 2005.

Under the terms of the Jeffries Agreement, on January 30, 2003, the Company granted a career share award to Mr. Jeffries representing the right to receive 1,000,000 shares of Common Stock. This award will vest on December 31, 2008 if Mr. Jeffries remains employed with the Company. A pro rata portion of the award may vest earlier upon Mr. Jeffries’ death or permanent and total disability or termination of his employment by the Company without cause or by Mr. Jeffries with good reason and will vest in full upon a change of control of the Company. Mr. Jeffries will not receive any of the shares of Common Stock subject to the career share award until after the award has vested and the delivery date specified in the Jeffries Agreement has occurred. See “Employment and Separation Agreements” for more information on the Jeffries Agreement. On January 30, 2003, the per share fair market value of the Company’s Common Stock was $26.80.

As of January 28, 2006, the aggregate holdings of restricted shares of Common Stock and the market value of such holdings for the named individuals were: Mr. Jeffries, 15,840 shares, $1,014,710 and the market value of the 1,000,000 shares of Common Stock subject to the career share award, $64,060,000; Ms. Chang, 77,253 shares, $4,948,827; Ms. Herro (O’Neill), 77,253 shares, $4,948,827; Mr. Lough, 26,749 shares, $1,713,541 and Mr. Mendenhall, 17,876 shares, $1,145,137 (based on the $64.06 per share fair market value of the Company’s Common Stock as of Friday, January 27, 2006). The holdings of Ms. Chang, Ms. Herro (O’Neill), Mr. Lough and Mr. Mendenhall do not include the 7,200, 7,200, 7,200 and 4,800 restricted shares of Common Stock, respectively, granted on February 17, 2006 as noted earlier in this footnote since those restricted shares of Common Stock were granted after the end of the 2005 fiscal year.

(3)	Represents for 2005 aggregate incremental cost of personal use of Company aircraft (less reimbursement of certain amounts by Mr. Jeffries) ($277,200) and related tax gross up ($41,901). Represents for

2004 aggregate incremental cost of personal use of Company aircraft (less reimbursement of certain amounts by Mr. Jeffries) ($303,667) and related tax gross up ($57,580). Represents for 2003 aggregate incremental cost of personal use of Company aircraft (less reimbursement of certain amounts by Mr. Jeffries) ($397,712) and related tax gross up ($59,242) and attorneys’ fees paid for by the Company ($28,546). With respect to Company aircraft, the Company has agreements in place with NetJets pursuant to which it pays certain hourly, monthly and annual fees for its use of and interest in four different airplanes. The Company also has an agreement in place with Shiavone Air Charter pursuant to which it pays certain hourly and other fees for the use of a helicopter. The incremental cost to the Company of personal use of Company aircraft has been calculated by adding the hourly charges associated with Mr. Jeffries’ personal flights on each of the airplanes and the helicopter and, for one of the airplanes with respect to which Mr. Jeffries’s personal use may have been more than incidental, the percentage of the monthly and annual charges for such airplane equal to the percentage of total aircraft usage represented by Mr. Jeffries’ personal flights. The amount reported for Mr. Jeffries’ personal use of Company aircraft for 2003 differs from the amount reported in the footnotes to prior proxy statements because in 2004 the Company changed the valuation methodology from that used in such prior years. The 2003 amount has been re-calculated so all amounts are reported on a consistent basis.

(4)	Represents, for each individual, the amount of employer matching and supplemental contributions allocated to his or her account under the Company’s qualified defined contribution plan and its non-qualified savings and supplemental retirement plan during the 2005 calendar year (Mr. Jeffries, $568,500; Ms. Chang, $247,994; Ms. Herro (O’Neill), $257,713; Mr. Lough, $115,915; Mr. Mendenhall, $90,640; and Mr. Singer, $91,380) and the amount of above-market interest credited to his or her account under the Company’s non-qualified savings and supplemental retirement plan (Mr. Jeffries, $19,539; Mr. Singer, $402; Ms. Chang, $3,250; Ms. Herro (O’Neill), $5,269; and Mr. Lough, $2,681 in 2005. Prior to last year’s proxy statement, the Company did not include the amount of above-market interest credited to its named executive officers under its non-qualified savings and supplemental retirement plan; the figures for 2003 shown in the table above have been restated to include these amounts. For Messrs. Jeffries and Singer also represents life insurance premiums of $51,570 and $13,388, respectively, paid for by the Company in 2005. For Mr. Singer, it also represents the aggregate payments of $6,043,223, paid to him by the Company pursuant to his August 2005 Separation Agreement in addition to the vesting of restricted shares and stock options. For more information about Mr. Singer’s Separation Agreement, see “Employment and Separation Agreements.”

(5)	The aggregate incremental cost to the Company of perquisites and other personal benefits paid to each named executive officer for each of the three years presented did not exceed the reporting threshold set forth in the SEC Rules (i.e., the lesser of $50,000 or 10% of the total annual salary and bonus reported for such named executive officer).

(6)	Mr. Lough became an executive officer of the Company on August 19, 2005 and retired from the Company on May 5, 2006 after six years of service.

(7)	Mr. Mendenhall began his employment with the Company on November 29, 2004.

(8)	Represents reimbursements of relocation expenses.

(9)	Mr. Singer began his employment with the Company on May 17, 2004 and terminated his employment on August 31, 2005.

(10)	Represents for 2005 aggregate incremental cost of personal use of Company aircraft ($131,149) and related tax gross up ($20,847), costs of Mr. Singer’s relocation reimbursed by the Company ($66,025) and related tax gross up ($957), New York City housing allowance ($150,000) and related tax gross up

($135,443) and certain other perquisites received by Mr. Singer during his employment. It also includes tax gross ups related to his August 2005 Separation Agreement ($61,468). Represents for 2004 aggregate incremental cost of personal use of Company aircraft ($51,752) and related tax gross up ($13,848), costs of Mr. Singer’s relocation reimbursed by the Company ($155,293) and related tax gross up ($94,309), New York City housing allowance ($80,000) and related tax gross up ($72,236) and certain other perquisites. With respect to Company aircraft, the Company has agreements in place with NetJets pursuant to which it pays certain hourly, monthly and annual fees for its use of and interest in four different airplanes. The incremental cost to the Company of personal use of Company aircraft has been calculated by adding the hourly charges associated with Mr. Singer’s personal flights on each of the airplanes. No part of the monthly and annual charges for any of the airplanes has been included as Mr. Singer’s use of each such airplane was not more than incidental.

Options

The following table summarizes information concerning options granted to the named executive officers during the Company’s 2005 fiscal year.

Option Grants in 2005 Fiscal Year

	Number of
	Shares	% of Total			Potential Realizable Value at
	Underlying	Options			Assumed Annual Rates of
	Options	Granted to	Exercise		Stock Price Appreciation
	Granted	Associates in	Price	Expiration	for Option Term ($)(2)
Name	(#)(1)	Fiscal Year	($/Share)	Date	5%	10%

Michael S. Jeffries	—	—	—	—	—	—
Diane Chang	18,500	3.70%	$57.50	03/11/2015	$668,987	$1,695,344
Leslee K. Herro (O’Neill)	18,500	3.70%	$57.50	03/11/2015	$668,987	$1,695,344
John W. Lough	10,000	2.00%	$57.50	03/11/2015	$361,614	$916,402
Thomas D. Mendenhall	—	—	—	—	—	—
Robert S. Singer	56,000	11.20%	$57.50	03/11/2015	$2,025,041	$5,131,851

(1)	These options vest 25% on the first through fourth anniversaries of the grant date, subject to continued employment with the Company. These options become fully exercisable in the event of a change of control of the Company and upon certain terminations of employment and remain exercisable for specified periods thereafter. Under the terms of Mr. Singer’s Separation Agreement (discussed below in “Employment and Separation Agreements”), all of Mr. Singer’s outstanding stock options became fully vested as of August 31, 2005.

(2)	The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and assume the options are held until their respective expiration dates. These dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company’s shares of Common Stock. Stockholders are, therefore, cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that option holders will only realize value from the option grants shown if the price of the Company’s Common Stock appreciates, which benefits all stockholders commensurately.

The following table summarizes information concerning options exercised during the Company’s 2005 fiscal year by each of the named executive officers and the number and value of shares of Common Stock subject to unexercised options held as of the end of the 2005 fiscal year by those individuals.

Aggregated Option Exercises in 2005 Fiscal Year
and Fiscal Year-End Option Values

			Number of Shares
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options at		In-The-Money Options at
	on	Value	Fiscal Year-End (#)		Fiscal Year-End ($)
Name	Exercise (#)	Realized ($)(1)	Exercisable (2)	Unexercisable (2)	Exercisable (2)	Unexercisable (2)

Michael S. Jeffries	2,135,564	$108,463,724	5,725,438	1,749,798	$156,274,044	$47,916,901
Diane Chang	77,627	$163,852	600	53,710	$15,822	$1,418,721
Leslee K. Herro (O’Neill)	263,140	$5,278,849	—	70,462	—	$2,066,596
John W. Lough	31,250	$699,888	—	23,750	—	$574,200
Thomas D. Mendenhall	—	—	18,750	56,250	$64,500	$193,500
Robert S. Singer	130,000	$3,730,047	56,000	—	$367,360	—

(1)	Calculated on the basis of the number of shares of Common Stock as to which options were exercised, multiplied by the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of each option exercised.

(2)	“Value of Unexercised In-the-Money Options at Fiscal Year-End” is calculated on the basis of the number of shares of Common Stock subject to each option, multiplied by the excess of the fair market value of a share of Common Stock on the last trading day prior to fiscal year-end ($64.06), over the exercise price of the option.

Employment and Separation Agreements

Jeffries Agreement.  In May 1997, the Company entered into an employment agreement with Michael S. Jeffries under which Mr. Jeffries served as Chairman and Chief Executive Officer. On January 30, 2003, the Company amended and restated Mr. Jeffries’ employment agreement, with the objective of securing the continued services and employment of Mr. Jeffries through December 31, 2008 (as so amended and restated, the “2003 Jeffries Agreement”). The 2003 Jeffries Agreement was amended on August 23, 2005, effective as of August 15, 2005 (as so amended and restated, the “Jeffries Agreement”), in fulfillment of certain terms of the Settlement Agreement as described in “ELECTION OF DIRECTORS — Certain Legal Proceedings.”

Under the Jeffries Agreement, the Company is obligated to cause Mr. Jeffries to be nominated as a director. The Jeffries Agreement provides for a base salary of $1,000,000 per year or such larger amount as the Compensation Committee may from time to time determine (his base salary for the 2005 fiscal year was $1,200,000). The Jeffries Agreement also provides for participation in the Company’s stock-based employee benefit plans in the discretion of the Compensation Committee; provided however, that Mr. Jeffries shall not receive any award of Company stock options during the 2005 and 2006 calendar years, and in subsequent years will receive stock options only in the discretion of the Compensation Committee. Mr. Jeffries did not receive any stock option awards during the 2005 fiscal year. The Jeffries Agreement also provides for Incentive Compensation Performance Plan participation as determined by the Compensation Committee.

Mr. Jeffries’ annual target bonus opportunity is to be at least 120% of his base salary upon attainment of target, subject to a maximum bonus opportunity of 240% of base salary (his target bonus opportunity was 120% of his base salary for the 2005 fiscal year). The Jeffries Agreement provides for a career share award representing the right to receive 1,000,000 shares of Common Stock. The career share award vests on December 31, 2008 if Mr. Jeffries remains employed with the Company and will vest in full upon a “change of control” of the Company (as defined in the Jeffries Agreement). In exchange for the career share award grant, Mr. Jeffries will forego participation, in respect of fiscal years after the 2002 fiscal year, in the Company’s program under which executive officers are eligible to receive annual grants of restricted shares of Common Stock. Mr. Jeffries will hold the shares received pursuant to the career share award for a period of one year after he ceases to be an executive officer of the Company (the “Holding Period”). During the Holding Period, Mr. Jeffries will also hold one half of the profit shares (as defined below) received from the first one million (1,000,000) Company stock options exercised by Mr. Jeffries following April 8, 2005. “Profit shares” shall mean the number of shares determined by dividing (i) the excess of (a) the aggregate market value of the shares of Class A Common Stock acquired upon such exercise over (b) the aggregate purchase price of the shares of Class A Common Stock plus applicable tax withholding by (ii) the market value of one share of Class A Common Stock on the date of exercise. Mr. Jeffries currently holds 214,000 shares of Common Stock received upon exercise of stock options in full satisfaction of the Settlement Agreement. The Jeffries Agreement also provides for a “stay bonus” of $6 million provided, however, that the actual amount of the stay bonus, if any, earned by Mr. Jeffries shall be determined as follows: (i) 100% of the stay bonus if and only if the Company achieves cumulative growth in earnings per share (“EPS”) from February 1, 2005 through January 31, 2009 (the “Performance Period”) of 13.5%, which equates to $12.70 over the entire Performance Period (the “Earnings Target”); (ii) 50% of the stay bonus if and only if the Company achieves cumulative growth in EPS during the Performance Period of at least 10.5%, which equates to $11.83 over the entire performance Period (the “Earnings Threshold Target”); (iii) between 50% and 100% of the stay bonus if the Company achieves cumulative growth in EPS during the Performance Period between the Earnings Threshold Target and the Earnings Target, with the actual amount equal to $3,000,000 plus the product of (a) the fraction obtained in dividing (1) the excess of (x) actual cumulative growth in EPS during the Performance Period over (y) the Earnings Threshold Target by (2) the excess of (x) the Earnings Target over (y) the Earnings Threshold Target, and (b) $3,000,000; or (iv) 0% of the stay bonus (except pursuant to certain terminations) if the Company’s actu al cumulative growth in EPS during the Performance Period is less than the Earnings Threshold Target. The Jeffries Agreement provides for term life insurance coverage in the amount of $10 million. Pursuant to the Jeffries Agreement, Mr. Jeffries will be entitled to the same perquisites afforded to other senior executive officers. In addition, under the Jeffries Agreement, the Company provides to Mr. Jeffries, for security purposes, the use of the Company aircraft for business and personal travel in North America and for travel outside of North America, first class air travel. In light of the Company’s expansion into international markets, on February 13, 2006, the Compensation Committee extended Mr. Jeffries’ use of corporate aircraft for business and personal travel to outside of North America.

Under the Jeffries Agreement, if Mr. Jeffries’ employment is terminated by the Company for “cause” (as defined in the Jeffries Agreement) or by Mr. Jeffries other than for “good reason” (as defined in the Jeffries Agreement) prior to a change of control of the Company, Mr. Jeffries will be entitled to the following: (i) any compensation earned but not yet paid; (ii) any amounts which had been previously deferred (including any interest earned or credited thereon); (iii) reimbursement of any and all reasonable expenses incurred in connection with Mr. Jeffries’ duties and responsibilities under the Jeffries Agreement; and (iv) other or additional benefits and entitlements in accordance with applicable plans, programs and arrangements of the Company (collectively, the “Accrued Compensation”). In addition, the career share award will immediately be forfeited. If Mr. Jeffries voluntarily terminates his employment following a change of control of the Company, he would receive his Accrued Compensation and he would be paid a stay bonus in an amount equal to (a) $6 million if the termination date is on or after January 1, 2007 or (b) the product of $1.5 million and the number of completed years of service since January 30, 2003 if the termination date is on or before December 31, 2006.

Under the Jeffries Agreement, if he is terminated by the Company other than for cause or he leaves for good reason prior to a change of control of the Company, he will receive his Accrued Compensation and he will continue to receive his then current base salary and medical, dental and other employee welfare benefits for two years after the termination date. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates Stock Plan, as described in “EQUITY COMPENSATION PLANS” (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the career share award would become vested based on completed years of service, and he would receive a pro rated target bonus for the year of termination (but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation). The Company would also pay Mr. Jeffries a stay bonus in an amount equal to the product of (a) $6 million and (b) the fraction obtained by dividing (1) the number of months of service completed by Mr. Jeffries during the period commencing on January 1, 2005 and ending on the termination date by (2) 48; provided, however, that if Mr. Jeffries’ employment is terminated by the Company without cause after December 31, 2006, Mr. Jeffries shall be entitled, in the alternative and at his option, to that portion of the full stay bonus that he would receive if he had remained employed through December 31, 2008 and if the Company’s cumulative growth in EPS at the end of the Performance Period bore the same relationship to the Earnings Target at the end of the Performance Period as the relationship between its cumulative grown in EPS and the Earnings Target as of the end of the completed fiscal year closest to the termination date. The Company would also continue to pay the premium on Mr. Jeffries’ term life insurance policy until the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated by the Company other than for cause or he leaves for good reason within two years after a change of control, he will receive his Accrued Compensation, a lump sum payment equal to the base salary which would have been paid to Mr. Jeffries for a period of two years following the termination date and a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation. Mr. Jeffries will also receive, in a lump sum payment, any compensation in the form of incentive awards (other than the career share award) under the 1998 Associates Stock Plan (or any successor plan), earned (as to the satisfaction of performance-based criteria) in respect of periods prior to and including the termination date, but not paid as of the termination date. Additionally, the Company will pay a $6 million stay bonus and continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage.

If Mr. Jeffries’ employment is terminated due to his death, the Company will pay his estate or beneficiaries, as appropriate, his Accrued Compensation, a pro rated target bonus for the year of termination, but only to the extent such pro rated bonus is not payable as part of the Accrued Compensation, the $6 million stay bonus and, in addition, the career share award would become vested based on completed years of service.

If Mr. Jeffries’ employment is terminated due to his permanent and total disability, the Company will pay him his Accrued Compensation and will continue his base salary for 24 months and then 80% of his base salary for the third 12 months following the termination date (reduced by any long-term disability insurance payments he may receive). In addition, he would receive the $6 million stay bonus, and the Company would also continue to pay the premium on Mr. Jeffries’ term life insurance through the later of December 31, 2008 or the last day of his welfare benefits coverage, and the career share award would become vested based on completed years of service.

Under the Jeffries Agreement, Mr. Jeffries agrees not to compete with the Company or solicit its employees, customers or suppliers during the employment term and for one year thereafter. If a court finds that Mr. Jeffries has materially breached this covenant, the career share award will be forfeited unless a change of control has occurred or Mr. Jeffries’ employment has been terminated by the Company without cause or by Mr. Jeffries with good reason. If any “parachute” excise tax is imposed on Mr. Jeffries, he will be entitled to tax reimbursement payments from the Company.

Under the Jeffries Agreement, Mr. Jeffries may also be entitled to supplemental retirement benefits as described under “Retirement Benefits” below.

Singer Separation Agreement.  In August 2005, the Company and Mr. Singer executed a Separation Agreement effective August 31, 2005 (the “Separation Agreement”) in connection with Mr. Singer’s resignation from the Company. The Separation Agreement replaces and supersedes Mr. Singer’s previous employment agreement with the Company, dated May 11, 2004, as amended April 11, 2005. Under the terms of the Separation Agreement, Mr. Singer is entitled to the following: (a) a lump sum amount equal to the base salary and target bonus that would have been paid during the Severance Period (August 31, 2005, to May 17, 2007), (b) a pro rata bonus under the Incentive Compensation Performance Plan for the 2005 Fall selling season, (c) a lump sum amount under the Company’s Supplemental Executive Retirement Plan II dated May 17, 2004, calculated in accordance with its terms, (d) a lump sum amount equal to the life insurance premium payments, welfare and pension benefits Mr. Singer would have received during the Severance Period, (e) vesting of his outstanding options and restricted shares as of August 31, 2005, (f) certain air travel and shipping costs for Mr. Singer and his spouse in connection with their relocation, (g) repurchase of Mr. Singer’s home in Columbus, Ohio by the Company and reimbursement of certain improvement costs, (h) certain payments in connection with car leases and housing allowances, (i) continued use of a personal assistant through December 31, 2005, (j) accrued but unpaid compensation (including unused vacation) and business expenses as of August 31, 2005, and (k) reimbursement of up to $20,000 for legal fees incurred in connection with the Separation Agreement.

Pursuant to the Separation Agreement, Mr. Singer agreed to a non-disclosure covenant (unlimited by time) and one-year non-solicitation, non-competition and duty of loyalty covenants. Pursuant to the Separation Agreement, the Company agreed to certain indemnification provisions in connection with Mr. Singer’s former position as director, officer and employee of the Company and payments in the event of Mr. Singer incurring any golden parachute excise tax. The Company and Mr. Singer each agreed to abide by a non-disparagement covenant and Mr. Singer agreed to cooperate with the Company in defense of legal claims asserted against the Company. The Company and Mr. Singer also each agreed to a release of any claims against the other for matters occurring prior to the execution of the Separation Agreement.

Retirement Benefits

In conjunction with the 2003 Jeffries Agreement, the Company established the Abercrombie & Fitch Co. Supplemental Executive Retirement Plan as amended (the “SERP”). Subject to the conditions described in the SERP, if Mr. Jeffries retires on or after December 31, 2008, he will receive a monthly benefit for life equal to 50% of his final average compensation (base salary and cash bonus as averaged over the last 36 consecutive full months ending prior to his retirement, adjusted as described in the SERP and not including any “stay bonus” paid pursuant to the Jeffries Agreement). If Mr. Jeffries retires at or after age 62 but before December 31, 2008, he will receive the following monthly benefit for life based on his attained age at retirement: (a) if Mr. Jeffries retires at 64, he will receive 46.66% of his final average compensation; (b) if Mr. Jeffries retires at 63, he will receive 43.33% of his final average compensation; and (c) if Mr. Jeffries retires at 62, he will receive 40% of his final average compensation. Mr. Jeffries will receive no benefits under the SERP if he (i) terminates employment for any reason before reaching age 62; (ii) dies while actively employed, regardless of his age; or (iii) is terminated for cause, regardless of his age. If Mr. Jeffries retires on or after December 31, 2008, the estimated annual benefit payable to him will be $1,672,320, based on his final average compensation as of today.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors reviews and approves the Company’s compensation policies and programs, determines the compensation and benefits of the Company’s Section 16 officers (hereafter referred to as “executive officers”) and oversees the administration of the Company’s incentive compensation programs. The Compensation Committee is composed solely of independent directors and is advised by independent counsel, Gibson Dunn & Crutcher LLP (“Gibson Dunn”) and independent compensation consultant, Pearl Meyer & Partners, Inc. (“Pearl Meyer”). The only services that Pearl Meyer and Gibson Dunn perform for the Company are under the auspices of the Compensation Committee’s retention. The Compensation Committee has the right to terminate the services of counsel and the compensation consultant at any time.

Executive Compensation Policies and Programs

The Company’s executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder return by making performance-based compensation a significant portion of their total compensation opportunity. In this regard, the Company’s senior executive officers have substantial experience and expertise in the retail business and have made significant contributions to the growth and success of its brands.

Individuals in leadership positions are compensated based primarily on Company performance factors. Total Company performance is based primarily on the degree to which net income targets are met. A significant portion of performance-based compensation is in the form of equity-based compensation.

Last year, the Compensation Committee’s compensation consultant undertook a comprehensive review of the Company’s compensation structure, including for senior managers below the executive officer level. As a result of discussions with the Compensation Committee, the Company put in place a program to better motivate and retain these managers. With respect to both executive officers and other senior managers, the Compensation Committee determined, as discussed in more detail below, to make greater use of restricted stock in connection with its long-term incentive program, particularly for senior managers. In this regard, the Compensation Committee approved the Abercrombie & Fitch Co. 2005 Long-Term Incentive Plan, which received stockholder approval last year. The Committee also approved salary actions, set the criteria and amount for bonuses and determined the extent to which such criteria had been met for 2005.

The Internal Revenue Code restricts the deductibility of annual individual compensation to a company’s top executive officers in excess of $1 million if certain conditions set forth in the Internal Revenue Code and implementing regulations are not fully satisfied. While the Company intends to preserve deductibility under the Internal Revenue Code of compensation paid to its executives to the extent practicable, it has not always done so and may not do so in the future, particularly in light of its need to attract and retain exceptional executives in a highly competitive environment. Accordingly, some of the compensation paid to Company executives, including, for example, stock options granted to certain senior executive officers under non-stockholder approved plans and certain restricted stock grants, may not be tax-deductible.

Components of Compensation

There are three principal components of the Company’s compensation structure: salary, short-term incentive compensation and long-term incentive compensation. In determining compensation levels in a highly competitive environment, the Committee considers information from several surveys and other information provided by its compensation consultant. The surveys include information regarding a defined group of competitors, as well as broader survey information from retail and apparel companies with whom the Company competes for executive talent and focuses on persons holding comparable positions to that of Company executives. In view of the Company’s competitive industry, its need for highly qualified individuals in creative areas, the high performance/expectation culture the Company is building and its geographic location, the Compensation Committee believes that it is appropriate to aim the Company’s compensation program at the 75th percentile. The Committee also reviews tally sheets which affix dollar amounts to all components of compensation, including current salary and bonus, deferred compensation, outstanding equity awards, benefits, perquisites and potential change-in-control payments.

Salary.  Base salary is designed to be competitive compared with prevailing market rates at peer companies for equivalent positions. The Compensation Committee annually reviews and approves the base salary of each executive officer and the CEO using the criteria identified above as well as the individual’s experience, background and importance to the Company.

Short-Term Incentive Compensation.  The Company has had in place for several years a short-term performance-based cash incentive plan for executive officers and other specified key leadership positions that provides cash incentive payments for each six-month operating season (Spring and Fall), based on the extent to which pre-established goals are met. These goals are set near the beginning of each year or each six-month operating season and are based upon an analysis of historical performance and growth expectations for the Company. The goals under this plan, as set by the Compensation Committee for both operating seasons in 2005 and the Spring operating season in 2006, are based on net income targets, adjusted for the adoption of certain new accounting policies. During 2005, the goals under the plan were met and approximately 540 Company employees, including the named executive officers, received cash incentive payments totaling $23.4 million under the plan.

The target levels for cash incentive compensation opportunities are established by the Compensation Committee annually for eligible executives and are stated as a percentage of base salary. The amount of performance-based incentive compensation earned by participating executives can range from zero to double their incentive target, based upon the extent to which the pre-established semi-annual financial goals are met or exceeded.

In addition to cash incentive opportunities, in past year certain senior executives, not including the Chief Executive Officer, Mr. Jeffries, also have had the opportunity to receive annual restricted stock grants based on these short-term incentive goals. Most recently, the Compensation Committee determined that, for 2006 and beyond, restricted stock grants based upon short-term incentive goals would be eliminated and that all restricted stock would be awarded pursuant to the long-term incentive program.

Long-Term Incentive Compensation.  The Company also has in place a long-term incentive program designed to align the interest of Company executives with stockholders in enhancing the Company’s value and to create retention incentives for individual executives.

As discussed above, the Compensation Committee undertook a review of the Company’s long-term, equity-based compensation program last year and determined to increase the use of restricted stock. For managers below the senior executive level, equity-based compensation is in the form of restricted stock rather than stock options and, for more senior management, there is a combination of restricted stock and time-based stock options. For lower-level participants, it was the Committee’s judgment that restricted stock is more easily understood and provides a more effective retention vehicle than stock options. At the executive level, a combination of restricted stock and time-based stock options addresses both retention and performance objectives. In 2005, the Compensation Committee determined to award more stock options than restricted stock at the executive level in order to more closely align executive and stockholder interests and increase focus on continued growth in shareholder value.

Awards of equity-based compensation to existing employees are made on an annual basis. The Compensation Committee made restricted stock and stock option grants to executive officers for 2005 applying the philosophy set forth above. Individual grant awards were based on factors such as contribution to growth and development of the Company, relative scope of job responsibilities, previous compensation and compensation relative to the peer group.

Compensation of the Chief Executive Officer

As discussed above, Mr. Jeffries and the Company entered into the Jeffries Agreement as amended and restated in August 2005. Under the Jeffries Agreement, Mr. Jeffries receives a minimum base salary of $1,000,000 per year plus certain other benefits. The Jeffries Agreement also entitles Mr. Jeffries to participate in the short-term performance cash incentive plan at a level of 120% of base salary based upon the attainment of goals. The Compensation Committee can increase Mr. Jeffries’ base salary and performance-based cash incentive target above the levels in the Jeffries Agreement to reflect the Company’s performance. During 2005, Mr. Jeffries’ continued his creative leadership of the Company, and the Company saw strong comparable store sales growth.. In 2004 and 2005, Mr. Jeffries’ salary was $1,200,000. In recognition of the performance of the Company under Mr. Jeffries’ leadership, the Compensation Committee determined to increase his salary to $1,500,000 for 2006. In making this determination, the Compensation Committee reviewed, as discussed above, a tally sheet enumerating all his compensation and survey information from the same group of defined competitors it reviews for all executive officers.

The Company also met the net income targets in the Company’s cash incentive plan discussed above, and Mr. Jeffries was awarded semi-annual incentive bonuses of $1,152,000 (Spring) and $1,728,000 (Fall) for fiscal year 2005, representing a 200% payout of 120% of his base salary. The Compensation Committee believes that the continued retention of Mr. Jeffries is critical to the Company’s success over the next several years. The Committee further believes that Mr. Jeffries’ compensation package will provide him appropriate incentives to continue his creative leadership role at the Company and to develop an appropriate succession plan for his eventual retirement from the Company.

Pursuant to the Jeffries Agreement, Mr. Jeffries received no grant of restricted stock for the 2005 fiscal year, and, pursuant to the settlement agreement dated April 8, 2005 and approved by the Delaware Chancery Court on June 14, 2005 , the Jeffries Agreement was amended to, among other things, provide that he would not receive awards of stock options in fiscal years 2005 and 2006.

Submitted by the Compensation Committee of the Company’s Board of Directors:

                      Daniel J. Brestle (Chair)                  Edward F. Limato
                      John W. Kessler

STOCKHOLDER RETURN GRAPH

The following graph shows the changes, over the five-year period ended January 28, 2006 (the last day of the Company’s 2005 fiscal year), in the value of $100 invested in (i) shares of Common Stock of the Company; (ii) the Standard & Poor’s MidCap 400 Composite Stock Price Index (the “S&P MidCap 400 Index”); and (iii) the Standard & Poor’s Apparel Retail Composite Index (the “S&P Apparel Retail Index”) — including reinvestment of dividends. The plotted points represent the closing price on the last day of the fiscal year indicated (and if such day was not a trading day, the closing price on the last immediately preceding trading day).

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ABERCROMBIE & FITCH CO.,
THE S&P MIDCAP 400 INDEX AND
THE S&P APPAREL RETAIL INDEX

	Cumulative Total Return
	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06
ABERCROMBIE & FITCH CO.	100.00	88.65	93.24	86.74	169.62	219.87
S & P MIDCAP 400 INDEX	100.00	96.72	80.69	115.17	127.96	156.50
S & P APPAREL RETAIL INDEX	100.00	70.60	62.45	82.15	99.45	94.27

*	$100 INVESTED ON 2/3/2001 IN STOCK OR ON 1/31/2001 IN INDEX — INCLUDING REINVESTMENT OF DIVIDENDS. INDEXES CALCULATED ON MONTH-END BASIS.

EQUITY COMPENSATION PLANS

The Company has five equity compensation plans under which its shares of Common Stock are authorized for issuance to eligible directors, officers and associates: (i) the 1996 Stock Option and Performance Incentive Plan (1998 Restatement) (the “1998 Associates Stock Plan”); (ii) the 1996 Stock Plan for Non-Associate Directors (1998 Restatement) (the “1998 Director Stock Plan”); (iii) the 2002 Stock Plan for Associates (the “2002 Associates Stock Plan”); (iv) the 2003 Stock Plan for Non-Associate Directors (the “2003 Director Stock Plan”); and (v) the 2005 Long-Term Incentive Plan (the “2005 LTIP”).

Any shares of Common Stock distributable in respect of amounts deferred by non-associate directors of the Company under the Directors’ Deferred Compensation Plan will be distributed under the 2003 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan on or after May 22, 2003 and under the 1998 Director Stock Plan in respect of deferred compensation allocated to non-associate directors’ bookkeeping accounts under the Directors’ Deferred Compensation Plan prior to May 22, 2003.

The following table summarizes equity compensation plan information for the 1998 Associates Stock Plan, the 1998 Director Stock Plan and the 2005 LTIP as a group and for the 2002 Associates Stock Plan and the 2003 Director Stock Plan as a group, in each case as of January 28, 2006.

Number of Shares
of Common Stock
Remaining
	Number of Shares				Available For
	of Common Stock				Future Issuance
	to be Issued Upon				Under Equity
	Exercise of		Weighted Average		Compensation
	Outstanding		Exercise Price of		Plans (Excluding
	Options, Warrants		Outstanding		Shares Reflected
Plan Category	and Rights		Options and Rights		in Column (a))
	(a)*		(b)*		(c)*

Equity compensation plans approved by stockholders (1)	6,936,530	(3)	$40.13	(4)	2,718,934	(5)
Equity compensation plans not approved by stockholders (2)	3,876,434	(6)	$31.99	(7)	2,361,129	(8)

Total	10,812,964		$37.18		5,080,063

*	Reflects adjustments for changes in the Company’s capitalization.

(1)	The 1998 Associates Stock Plan, the 1998 Director Stock Plan and the 2005 LTIP have been approved by the stockholders of the Company. The 1998 Director Stock Plan was terminated as of May 22, 2003 in respect of future grants of options and issuances and distributions of shares of Common Stock other than issuances of shares of Common Stock upon exercise of options granted under the 1998 Director Stock Plan which remained outstanding as of May 21, 2003 and issuances and distributions of shares of Common Stock in respect of deferred compensation allocated to accounts under the Directors’ Deferred Compensation Plan as of May 21, 2003.

(2)	The 2002 Associates Stock Plan and the 2003 Director Stock Plan have not been approved by the stockholders of the Company.

(3)	Includes 5,589,847 shares of Common Stock issuable upon exercise of options granted under the 1998 Associates Stock Plan, 1,101,260 shares of Common Stock issuable upon vesting of awards of restricted shares of Common Stock granted under the 1998 Associates Stock Plan (includes the right of Michael S.

Jeffries to receive 1,000,000 shares of Common Stock as a career share award under the 1998 Associates Stock Plan in accordance with the terms of the Jeffries Agreement (see “EXECUTIVE COMPENSATION — Employment and Separation Agreements”)), 163,500 shares of Common Stock issuable upon exercise of options granted under the 1998 Director Stock Plan, 13,731 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan and distributable in the form of shares of Common Stock under the 1998 Director Stock Plan, 25,000 shares of Common Stock issuable upon exercise of options granted under the 2005 LTIP and 43,192 shares of Common Stock issuable upon vesting of awards of restricted units under the 2005 LTIP.

(4)	Represents weighted-average exercise price of options outstanding under the 2005 LTIP, the 1998 Associates Stock Plan and the 1998 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 1998 Director Stock Plan; excludes restricted shares of Common Stock granted under the 1998 Associates Stock Plan including Mr. Jeffries’ career share award.

(5)	Includes 771,982 shares of Common Stock remaining available for future issuance in the form of options, stock appreciation rights, restricted shares, stock units, performance shares, performance units or unrestricted shares under the 1998 Associates Stock Plan (no more than 127,932 of which may be the subject of awards which are not options or stock appreciation rights), 45,769 shares of Common Stock remaining for future issuance under the 1998 Director Stock Plan to satisfy share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan, in each case excluding the shares of Common Stock shown in footnote (3) and 1,901,183 shares of Common Stock remaining available for future issuance in the form of options, stock appreciation rights, restricted shares, restricted stock units and deferred stock awards under the 2005 LTIP (any of which may be granted as incentive stock options.)

(6)	Includes 3,133,475 shares of Common Stock issuable upon exercise of options granted under the 2002 Associates Stock Plan, 634,450 shares of Common Stock issuable upon vesting of awards of restricted shares of Common Stock granted under the 2002 Associates Stock Plan, 78,500 shares of Common Stock issuable upon exercise of options granted under the 2003 Director Stock Plan, 21,546 shares of Common Stock issuable upon vesting of stock units granted under the 2003 Director Stock Plan and 8,463 shares of Common Stock reflecting share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan.

(7)	Represents weighted-average exercise price of options outstanding under the 2002 Associates Stock Plan and the 2003 Director Stock Plan and weighted-average price of share equivalents attributable to compensation deferred by non-associate directors participating in the Directors’ Deferred Compensation Plan distributable in the form of shares of Common Stock under the 2003 Director Stock Plan; excludes restricted shares of Common Stock granted under the 2002 Associates Stock Plan and stock units granted under the 2003 Director Stock Plan.

(8)	Includes 1,963,542 shares of Common Stock remaining available for the future issuance under the 2002 Associates Stock Plan in the form of options, restricted shares and stock units and 397,587 shares of Common Stock remaining available for the future issuance under the 2003 Director Stock Plan in the form of stock options, restricted shares and stock units and to satisfy share equivalents attributable to compensation deferred by non-associate directors participating in the Deferred Compensation Plan, in each case excluding shares of Common Stock shown in footnote (6).

2002 Stock Plan for Associates.  The 2002 Associates Stock Plan, which was adopted in January 2002 and amended and restated May 22, 2003 by the Board, is administered by the Compensation Committee of the Board. The 2002 Associates Stock Plan terminates on January 30, 2012. The 2002 Associates Stock Plan permits the Company to provide equity-based awards in the form of non-qualified stock options (“NSOs”), restricted shares of Common Stock (“Restricted Shares”) and stock units, each representing the right to receive one share of Common Stock (“Stock Units” and, collectively with NSOs and Restricted Shares, “Awards”).

Shares Subject to the Plan.  The maximum number of shares of Common Stock which may be delivered to participants under the 2002 Associates Stock Plan is 7,000,000 shares of Common Stock, subject to adjustment as described below. Shares of Common Stock to be delivered under the 2002 Associates Stock Plan will be shares currently held or subsequently acquired by the Company as treasury shares. The number of shares of Common Stock authorized for delivery under the 2002 Associates Stock Plan, the number of shares subject to outstanding Awards, the respective exercise price, number of shares and other limitations applicable to outstanding Awards and any other factors, limits or terms affecting outstanding Awards, will be appropriately adjusted for any future stock split, stock dividend, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change affecting the shares of Common Stock. Any Award granted under the 2002 Associates Stock Plan that expires unexercised or unvested or is terminated, surrendered or cancelled without the delivery of shares or any restricted shares are forfeited back to the Company, then the shares subject to such Award may be made available for subsequent Awards under the terms of this plan. If any shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy any applicable tax withholding obligation, those shares will not be deemed to have been delivered under the 2002 Associates Stock Plan for purposes of determining the maximum number of shares of Common Stock available for delivery. If the exercise price of any NSO granted under the 2002 Associates Plan is satisfied by tendering already owned shares, only the number of shares issued net of the shares tendered will be deemed delivered under the 2002 Associates Stock Plan for purposes of determining the maximum number of shares of Common Stock available for delivery.

Eligibility for Participation.  Associates of the Company and its subsidiaries who are selected by the Compensation Committee are eligible to participate in the 2002 Associates Stock Plan.

Terms of NSOs.  The Compensation Committee selects the individuals to whom NSOs are granted and determines the terms and conditions of the NSOs granted. The exercise price of NSOs granted under the 2002 Associates Stock Plan has been and will be equal to 100% of the fair market value of the Company’s Common Stock on the grant date. The Compensation Committee determines, within its discretion the manner of payment of the exercise price. Payment may be made in cash or with shares of Common Stock already owned by the option holder. Each NSO has and will have a term of ten years from its grant date. The Compensation Committee will determine the vesting schedule for each NSO at the time of grant and may accelerate the exercisability of any NSO at any time. The NSOs become fully exercisable in the event of defined changes of control of the Company. If an option holder’s employment is terminated by reason of total disability, the NSOs may thereafter be exercised in full for the first nine months that the option holder receives benefits under the Company’s long-term disability program, subject to the stated term of the NSOs. If an option holder’s employment is terminated by reason of death, or if the holder dies within three months after the termination of employment, the NSOs may thereafter be exercised in full for a period of one year after the date of the option holder’s death or any other period which the Compensation Committee determines, subject to the stated term of the NSOs. If an option holder’s employment is terminated for any other reason, any vested NSOs held by the option holder at the date of termination may be exercised for the period specified in the option agreement or as otherwise determined by the Compensation Committee, subject to the stated term of the NSOs. At the discretion of the Compensation Committee, NSOs may have a tax withholding feature. NSOs are not transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Terms of Restricted Shares.  The Compensation Committee will determine the individuals to whom Restricted Shares are granted. At the time a grant of Restricted Shares is made, the Compensation Committee will determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the Restricted Shares will vest. Unless the Compensation Committee determines otherwise, either at the time of grant or any time thereafter, holders of Restricted Shares will not have the right to vote the Restricted Shares or receive any dividends with respect to them. All restrictions and conditions applicable to outstanding Restricted Shares will lapse in the event of defined changes of control of the Company. If the employment of the holder of Restricted Shares is terminated by reason of total disability or death, all applicable restrictions and conditions will lapse. If the holder of Restricted Shares retires, the Compensation Committee may shorten or terminate the applicable Restricted Period or waive any other applicable restrictions or conditions. If the employment of the holder of Restricted Shares is terminated for any other reason prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other applicable conditions, unless the Compensation Committee otherwise provides, the Restricted Shares will be forfeited. At the discretion of the Compensation Committee, Restricted Shares may have a tax-withholding feature. Restricted Shares are not transferable except pursuant to a qualified domestic relations order.

Terms of Stock Units.  The Compensation Committee selects the individuals to whom Stock Units are granted under the 2002 Associates Stock Plan. Each Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set by the Compensation Committee. When Stock Units are granted, the Compensation Committee will determine the conditions under which the Stock Unit will vest. Stock Units are not transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Stock Units will vest in full in the event of defined changes of control of the Company or upon the death or total disability of the holder of the Stock Units. If the employment of the holder of Stock Units is terminated for any other reason, unless the Compensation Committee otherwise provides, any unvested Stock Units will be forfeited. At the discretion of the Compensation Committee, Stock Units may have a tax-withholding feature.

Term of the Plan.  The 2002 Associates Stock Plan will terminate on January 30, 2012, unless it is terminated earlier by Board or by exhaustion of the shares of Common Stock available for delivery.

2003 Stock Plan for Non-Associate Directors.  The 2003 Director Stock Plan, which was adopted by the Board on May 22, 2003, is administered by the Board. Any shares of Common Stock distributable in respect of deferred compensation allocated to the bookkeeping accounts of non-associate directors under the Directors’ Deferred Compensation Plan on or after May 22, 2003, will be deemed to have been delivered under the 2003 Director Stock Plan. (See “ELECTION OF DIRECTORS — Compensation of Directors” for a description of the Directors’ Deferred Compensation Plan.) The 2003 Director Stock Plan also permits the Company to grant equity-based Awards in the form of NSOs, Restricted Shares and Stock Units to non-associate directors.

Shares Subject to the Plan.  The maximum number of shares of Common Stock which may be delivered to participants under the 2003 Director Stock Plan is 550,000 shares of Common Stock, subject to adjustment as described below. Shares of Common Stock to be delivered under the 2003 Director Stock Plan will be shares currently held or subsequently acquired by the Company as treasury shares. The number of shares of Common Stock authorized for delivery under the 2003 Director Stock Plan, the number of shares subject to outstanding Awards, the respective exercise price, number of shares and other limitations applicable to outstanding or subsequently issuable Awards and any other factors, limits or terms affecting outstanding or subsequently issuable Awards, will be appropriately adjusted for any future stock split, stock dividend, recapitalization, merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares or other similar corporate change affecting the shares of Common Stock. Shares attributable to Awards which have not been fully exercised or vested prior to termination for any reason or which have been surrendered or cancelled without the delivery of shares and Restricted Shares which have been forfeited to the Company will be available for subsequent grants under the 2003 Director Stock Plan. If any shares covered by an Award are not delivered because the Award is settled in cash or used to satisfy any applicable tax withholding obligation, those shares will not be deemed to have been delivered under the 2003 Director Stock Plan for purposes of determining the maximum number of shares of Common Stock available for delivery. If the exercise price of any NSO granted under the 2003 Director Stock Plan is satisfied by tendering already owned shares, only the number of shares issued net of the shares tendered will be deemed delivered under the 2003 Director Stock Plan for purposes of determining the maximum number of shares of Common Stock available for delivery.

Eligibility for Participation.  Only non-associate directors of the Company are eligible to receive grants of Awards under the 2003 Director Stock Plan.

Terms of NSOs.  On the first business day of each of the second fiscal quarter and the fourth fiscal quarter of each fiscal year of the Company, beginning after May 22, 2003 and ending August 1, 2005, each individual then serving as a non-associate director has been automatically granted an NSO to purchase 2,500 shares of Common Stock. Each NSO so granted vests in full on the first anniversary of the grant date, subject to continued service as a director of the Company. The 2003 Director Plan permits the Board to grant NSOs to non-associate directors in. The Board determines the non-associate directors to whom discretionary NSOs were granted, the grant date of each discretionary NSO, the number of shares covered by each discretionary NSO and the date(s) when each discretionary NSO will become exercisable.

The exercise price of NSOs granted under the 2003 Director Stock Plan has been equal to 100% of the fair market value of the Company’s Common Stock on the grant date. Payment of the exercise price may be made in cash or shares of Common Stock already owned by the option holder. The NSOs become fully exercisable in the event of defined changes of control of the Company or upon the death or total disability of a non-associate director. The NSOs remain exercisable until the earlier of (a) the tenth anniversary of the grant date or (b) one year after the non-associate director ceases to be a member of the Company’s Board. At the discretion of the Board, NSOs may have a tax withholding feature. NSOs are not transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

Terms of Restricted Shares.   The 2003 Director Stock Plan permits the Board to grant Restricted Shares to non-associate directors subject to such restrictions, conditions and other terms as the Board determines. At the time a grant of Restricted Shares was made, the Board determined the duration of the Restricted Period during which, and the conditions under which, the Restricted Shares will vest. Holders of Restricted Shares will not have the right to vote the Restricted Shares or receive any dividends with respect to them. All restrictions and conditions applicable to outstanding Restricted Shares will lapse in the event of defined changes of control of the Company. If a non-associate director’s service as a director of the Company is terminated by reason of total disability or death, all restrictions and conditions applicable to the Restricted Shares will lapse. If a non-associate director’s service as a director of the Company is terminated for any other reason prior to the expiration or termination of the applicable Restricted Period and the satisfaction of any other applicable conditions, the Restricted Shares will be forfeited. At the discretion of the Board, Restricted Shares may have a tax withholding feature. Restricted Shares are not transferable except pursuant to a qualified domestic relations order.

Terms of Stock Units.  On the first business day of each fiscal year of the Company, beginning after May 22, 2003 and ending August 1, 2005, each non-associate director then serving has been granted Stock Units representing the right to receive that number of shares of Common Stock which equals the number determined by dividing (i) $60,000 by (ii) the average of the closing sale prices of a share of Common Stock on NYSE during the 20-trading-day period immediately preceding the grant date. Each Stock Unit so granted will vest in full on the first anniversary of the grant date, subject to continued service as a director. The 2003 Director Stock Plan also permitted the Board to grant Stock Units to non-associate directors in its discretion and to determine the conditions under which those discretionary Stock Units will vest. Stock Units are not transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. Stock Units will vest in full in the event of defined changes of control of the Company or upon the death or total disability of the holder of the Stock Units. If a non-associate director’s service as a director of the Company is terminated for any other reason, any unvested Stock Units will be forfeited. At the discretion of the Board, Stock Units may have a tax-withholding feature.

Term of Plan.   The 2003 Director Stock Plan will continue in effect until May 22, 2013, unless it is earlier terminated by exhaustion of the shares of Common Stock available for delivery.

AUDIT COMMITTEE MATTERS

In accordance with applicable SEC Rules, the Audit Committee has issued the following report:

Report of the Audit Committee for the Fiscal Year Ended January 28, 2006

As of the date of this Proxy Statement, the Audit Committee consists of four directors who qualify as independent under the corporate governance rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934.

Under the Charter of the Audit Committee of the Board of Directors, originally adopted by the Board of Directors on April 8, 2004 (as revised April 19, 2005), the Audit Committee is responsible for assisting the Board of Directors in the oversight of the accounting and financial reporting processes of the Company and its subsidiaries. In particular, the Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements and the effectiveness of the Company’s systems of internal accounting and financial controls, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s internal auditors and independent registered public accounting firm, (v) the evaluation of enterprise risk issues and (vi) the annual independent audit of the Company’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm retained by the Company.

Management of the Company has the responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by the Company and for the establishment and maintenance of systems of disclosure controls and procedures and internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for auditing the Company’s annual financial statements and issuing an attestation report on management’s assessment of the Company’s internal control over financial reporting, and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of the integrity of the Company’s consolidated financial statements, the qualifications and independence of the Company’s independent registered public accounting firm, the performance of the Company’s internal auditors and independent registered public accounting firm and the annual independent audit of the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee met with management and PwC throughout the year. The Audit Committee also met throughout the year with those responsible for the Company’s internal audit function. Since the beginning of the fiscal year, the Audit Committee met with PwC and those responsible for the internal audit function, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s system of internal control over financial reporting, including management’s and PwC’s reports thereon and the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. Throughout that period, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies. In addition, the Audit Committee reviewed and discussed with PwC all matters required by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as modified.

The Audit Committee has received from PwC the written disclosures and a letter describing all relationships between PwC and the Company and its subsidiaries that might bear on PwC’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified. The Audit Committee has discussed with PwC any relationships with or services to the Company or its subsidiaries that may impact the objectivity and independence of PwC and the Audit Committee has satisfied itself as to PwC’s independence.

Management and PwC have represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the fiscal year ended January 28, 2006 were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and PwC.

Based on the Audit Committee’s discussions with management and PwC and its review of the report of PwC to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included (and the Board approved such inclusion) in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

James B. Bachmann (Chair)	Lauren J. Brisky
John A. Golden	Allan A. Tuttle

Pre-Approval Policy

Under applicable SEC Rules, the Audit Committee is to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to ensure that they do not impair the independence of the independent registered public accounting firm from the Company. The SEC Rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its audit client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.

Annually, Company management and the independent registered public accounting firm are to jointly submit to the Audit Committee a Non-Audit Services Matrix (the “Matrix”) specifying the categories of audit and permitted non-audit services of which management may wish to avail itself. The Audit Committee reviews the Matrix and either approves or rejects specific categories of services. Management and the independent registered public accounting firm then revise the Matrix to include only those categories of services approved by the Audit Committee. The specific services within those categories must be pre-approved as described below.

Annually, Company management and the independent registered public accounting firm are to jointly submit to the Audit Committee an Annual Pre-Approval Request (the “Pre-Approval Request”) listing all known and/or anticipated audit and permitted non-audit services for the upcoming fiscal year. The Pre-Approval Request is to list these specific services by category in accordance with the Matrix, describe them in reasonable detail and include an estimated budget (or budgeted range) of fees.

The Audit Committee is to review the Pre-Approval Request with both Company management and the independent registered public accounting firm. A final list of annual pre-approved services and budgeted fees is then to be prepared and distributed by management to appropriate Company personnel and by the independent registered public accounting firm to the partners who provide services to the Company. The pre-approval of non-audit services contained in the Pre-Approval Request is merely an authorization for management potentially to use the independent registered public accounting firm for the approved services and allowable services. Management has the discretion to engage either the independent registered public accounting firm or another provider for each listed non-audit service. The Audit Committee, in concert with management, has the responsibility to set the terms of the engagement, negotiate the fees (within the approved budget range) and execute the letters of engagement.

During the course of each fiscal year, there may be additional non-audit services that are identified by Company management as desired but which were not included in the annual Pre-Approval Request. The Audit Committee will designate two members to have the authority to pre-approve interim requests for additional non-audit services. Prior to engaging the independent registered public accounting firm for such additional non-audit services, management is to submit a request for approval of the non-audit services to the designated Audit Committee members who will either approve or deny the request and so notify management. These interim pre-approval procedures may be used only for non-audit services that are less than $100,000. Requests for additional non-audit services greater than $100,000 must be approved by the full Audit Committee. At each subsequent Audit Committee meeting, the designated Audit Committee members are to report any interim non-audit service pre-approvals since the last Audit Committee meeting.

Fees of Independent Registered Public Accounting Firm

Fees billed for services rendered by PwC for each of the 2005 fiscal year and the 2004 fiscal year were as follows:

	2005	2004
Audit Fees	$800,400	$1,056,500
Audit-Related Fees	21,100	16,000
Tax Fees	48,300	59,700
All Other Fees	69,100	80,200

Total	$938,900	$1,212,400

Audit Fees represent fees for professional services rendered by PwC in connection with the audit of the Company’s annual consolidated financial statements and reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. The audit fees for the 2005 fiscal year also include fees related to the review of the Jeffries Agreement and the preparation of the Company’s 2005 Registration Statement on Form S-8 filed with respect to the 2005 LTIP. The audit fees for the 2004 fiscal year also included fees related to the restatements of the Company’s 2003 Annual Report on Form 10-K and the Company’s 2004 Quarterly Reports on Form 10-Q and to PwC’s review of the Company’s system of internal control over financial reporting pursuant to the requirements of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees represent fees relating to agreed upon procedures carried out by PwC in relation to the Company’s Proxy Statement for the 2005 and 2004 Annual Meeting of Stockholders.

Tax Fees represent fees relating to tax consulting services.

All Other Fees represent fees relating to country of origin-factory site verification services.

All of the services rendered by PwC to the Company and its subsidiaries during the 2005 and 2004 fiscal year were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As noted above, PwC served as the Company’s independent registered public accounting firm during the 2005 fiscal year and, in that capacity, rendered reports on the Company’s consolidated financial statements and internal controls over financial reporting as of and for the fiscal year ended January 28, 2006. Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed PwC as independent registered public accounting firm to audit the Company’s financial statements and internal controls over financial reporting for the current fiscal year. Although the Company’s governing documents do not require the submission of PwC’s appointment to stockholders, the Company believes it is desirable to seek such ratification. The Audit Committee and the Board of Directors recommend that the stockholders vote “FOR” ratification of the appointment of PwC. If the appointment of PwC is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

Representatives of PwC are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

STOCKHOLDER PROPOSALS

Stockholders of the Company seeking to bring business before the 2007 Annual Meeting of Stockholders, or to nominate candidates for election as directors at that annual meeting, must provide timely notice thereof in writing. The Company’s Amended and Restated Bylaws specify certain requirements that must be complied with in order for a stockholder’s notice to be in proper written form. Under the Company’s Bylaws, to be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company no earlier than December 10, 2006 and no later than January 9, 2007. The requirements applicable to nominations are described above in “ELECTION OF DIRECTORS — Nominating Procedures.” In addition, a stockholder who seeks to have any proposal included in the Company’s Proxy Statement related to the 2007 Annual Meeting must comply with the requirements of Regulation 14A under the Exchange Act, including Rule 14a-8 thereof. Under Rule 14a-8, to be timely, a stockholder’s proposal must be received at the Company’s principal executive offices no later than the close of business on January 8, 2007.

Proposals by stockholders intended to be presented at the 2007 Annual Meeting should be mailed to Abercrombie & Fitch Co., 6301 Fitch Path, New Albany, Ohio 43054, Attention: Secretary.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Only one copy of the Company’s Proxy Statement for the 2006 Annual Meeting of Stockholders and one copy of the Annual Report to Stockholders for the 2005 fiscal year are being delivered to multiple stockholders who share an address unless the Company has received contrary instructions from one or more of the stockholders. A separate form of proxy and a separate Notice of Annual Meeting of Stockholders is being included for each account at the shared address.

Registered stockholders who share an address and would like to receive a separate Annual Report to Stockholders and/or a separate Proxy Statement for the 2006 Annual Meeting or in the future, or have questions regarding the householding process, may contact the Company’s transfer agent National City Bank, by calling 1-800-622-6757, or by forwarding a written request addressed to National City Bank, Locator 5352, Corporate Trust Operations, P.O. Box 92301, Cleveland, Ohio 44193-0900. Promptly upon request, additional copies of the Annual Report to Stockholders for the 2005 fiscal year and/or a separate Proxy Statement for the 2006 Annual Meeting will be sent. By contacting National City Bank, registered stockholders sharing an address can also request delivery of a single copy of annual reports to stockholders or proxy statements in the future if registered stockholders at the shared address are receiving multiple copies.

Many broker/dealers and other holders of record have also instituted householding. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the Proxy Statement or our Annual Report to Stockholders for the 2005 fiscal year or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matter that will be presented for action by the stockholders at the Annual Meeting other than those discussed in this Proxy Statement. If any other matter requiring a vote of the stockholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing.

It is important that your form of proxy be completed and returned promptly. If you do not expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed form of proxy in the self-addressed envelope furnished herewith.

By Order of the Board of Directors,

Michael S. Jeffries
Chairman and Chief Executive Officer

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ABERCROMBIE & FITCH CO. 6301 FITCH PATH PO BOX 182168 NEW ALBANY, OH 43054

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION:
TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Abercrombie & Fitch Co. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Abercrombie & Fitch Co., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE: MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:          ☒
ABRFT1          keep this portion for your records

detach and return this portion only
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ABERCROMBIE & FITCH CO.
02                    0000000000                    214853428492

DIRECTORS RECOMMEND: A VOTE FOR ELECTION OF THE FOLLOWING NOMINEES:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the nominee’s number on the line below.

1.	01) JAMES B. BACHMANN
02) LAUREN J. BRISKY
	03) MICHAEL S. JEFFRIES	☐	☐	☐
04) JOHN W. KESSLER

DIRECTORS RECOMMEND: A VOTE FOR ADOPTION OF THE FOLLOWING PROPOSAL:		For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY	☐	☐	☐

Please sign exactly as your name appears hereon. When shares are registered in two names, both stockholders should sign. When signing as attorney, executor, administrator, guardian or trustee, please give full title as such. If stockholder is a corporation, please sign in full corporate name by President or other authorized officer. If stockholder is a partnership or other entity, please sign in entity name by authorized person. (Please note any change of address on this proxy card.)
AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

Signature [PLEASE SIGN WITHIN BOX]	Date	P32771	Signature (Joint Owners)	Date	123,456,789,012
002896699
26

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 14, 2006
     The undersigned holder(s) of shares of Class A Common Stock of Abercrombie & Fitch Co. (the “Company”) hereby constitutes and appoints Michael S. Jeffries and James A. Yano, or either of them, the proxy or proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Stockholders of the Company to be held on Wednesday, June 14, 2006, at the Company’s executive offices located at 6301 Fitch Path, New Albany, Ohio 43054, at 10:00 a.m., Eastern Daylight Time, and any adjournment and to vote all of the shares which the undersigned is entitled to vote at such Annual Meeting or at any adjournment as directed on the reverse side with respect to the matters set forth on the reverse side, and to vote such shares with discretionary authority on all other business that may properly come before the Annual Meeting and any and all adjournments thereof. If no direction is made, the proxies will vote “FOR” the election of the directors listed in Item 1 and “FOR” the adoption of the proposal in Item 2, and in accordance with the recommendations of the Board of Directors.
     All proxies previously given or executed by the undersigned are hereby revoked. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the June 14, 2006 meeting and Annual Report to Stockholders for the fiscal year ended January 28, 2006.